SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Capitol Bancorp Limited

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:
(2)           Form, Schedule or Registration Statement No.:
(3)           Filing Party:
(4)           Date Filed:

           November 10, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 annual meeting of shareholders (the “Annual Meeting”) of Capitol Bancorp Limited (“Capitol”) to be held at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan, on Thursday, December 8, 2011 at 11:00 a.m., Eastern Standard Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  Shareholders will be asked to elect five Class I directors, to ratify the appointment of BDO USA, LLP as independent auditors, to amend Capitol’s articles of incorporation to require majority voting for the election of directors, to redeem the preferred stock purchase rights under Capitol’s tax benefits preservation plan, to implement a policy requiring that the Board of Directors be comprised of a two-thirds majority of independent directors and to consider any other business that may properly come before the Annual Meeting.

During the Annual Meeting, management will also report on the operations of Capitol.  Directors and executive officers of Capitol will be present to respond to questions that you may have.

Your vote is important regardless of the number of shares you own or whether you attend the Annual Meeting or not.  Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.  If you attend the Annual Meeting, you may withdraw your proxy and vote in person, even if you have previously voted.

Sincerely, JOSEPH D. REID Chairman and Chief Executive Officer

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CAPITOL BANCORP LIMITED

Capitol Bancorp Center, 200 N. Washington Square Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, December 8, 2011

The 2011 annual meeting of shareholders (the “Annual Meeting”) of Capitol Bancorp Limited (“Capitol”) will be held on the second floor of the Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan on Thursday, December 8, 2011 at 11:00 a.m., Eastern Standard Time.

A proxy card and a proxy statement are enclosed.

The Annual Meeting is for the purpose of considering and acting upon the following proposals:

1.	To elect a total of five Class I directors to hold office for three years and until their successors are elected and qualified, or upon their earlier resignation or removal.
2.	To ratify the appointment of BDO USA, LLP as Capitol’s independent auditors for the year ending December 31, 2011.
3.	To amend Capitol’s articles of incorporation to require majority voting for the election of directors, if properly presented at the Annual Meeting.
4.	To redeem the preferred stock purchase rights under Capitol’s tax benefits preservation plan, if properly presented at the Annual Meeting.
5.	To implement a policy requiring that the board of directors be comprised of a two-thirds majority of independent directors, if properly presented at the Annual Meeting.
6.	To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

Capitol's Board of Directors is not aware of any other business to come before the Annual Meeting.

Action may be taken on the foregoing proposals at the Annual Meeting on the date specified, or on any dates to which, by original or later adjournment, the Annual Meeting may be adjourned.  Shareholders of record at the close of business on November 4, 2011 are entitled to vote at the Annual Meeting and any adjournments thereof.

Your vote is important.  Whether or not you attend the Annual Meeting in person, it is important that your shares be represented.  We urge you to vote your shares by completing and signing the enclosed proxy card and to return it promptly in the enclosed envelope or vote via the toll-free telephone number or over the Internet as described in the enclosed materials.  Your vote can be changed if you attend the Annual Meeting, withdraw your proxy and vote in person.  Please vote as soon as possible.

November 10, 2011
 Important: This notice and the accompanying proxy materials were first mailed to shareholders on or about November 10, 2011.  The cost of solicitation of proxies will be borne by Capitol.  The prompt return of proxies will save the expense of further requests for proxies in order to obtain a quorum.  An addressed envelope is enclosed for your convenience.  No postage is required if mailed within the United States.  You may also vote your shares by telephone or the Internet.

Capitol’s Proxy Statement and the 2010 Annual Report are currently available at http://www.capitolbancorp.com, which does not have “cookies” that identify visitors to the site.

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

Capitol Bancorp Center 200 N. Washington Square Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

When is the Annual Meeting?

Thursday, December 8, 2011 at 11:00 a.m., Eastern Standard Time.

Where will the Annual Meeting be held?

At the Capitol Bancorp Center, Second Floor, 200 N. Washington Square, Lansing, Michigan.

What items will be voted upon at the Annual Meeting?

    Shareholders will consider and vote on the following matters:

1.	The election of five Class I directors to hold office for three years and until their successors are elected and qualified, or upon their earlier resignation or removal.
2.	The ratification of the appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2011.
3.	To amend Capitol’s articles of incorporation to require majority voting for the election of directors, if properly presented at the Annual Meeting.
4.	To redeem the preferred stock purchase rights under Capitol’s tax benefits preservation plan, if properly presented at the Annual Meeting.
5.	To implement a policy requiring that the board of directors be comprised of a two-thirds majority of independent directors, if properly presented at the Annual Meeting.
6.	Other business that may properly come before the Annual Meeting or any adjournment thereof.

How can I get electronic access to the proxy materials?

    The Notice provides instructions regarding how to:

•	View the proxy materials for the Annual Meeting through the Internet at
 http://www.capitolbancorp.com/AR2010; and
•	Instruct Capitol to send its future proxy materials to you by e-mail.

Choosing to receive future proxy materials by e-mail will provide you the convenience of accessing materials from wherever you have Internet access, will save Capitol the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.  If you choose to receive future proxy materials electronically, you will receive an e-mail notification next year with instructions and a link to those materials, including a link to the proxy voting site.  Your election to receive proxy materials by e-mail will remain in effect until you change those instructions.

Who can vote?

You are entitled to vote if Capitol's stock transfer agent's records show that you held shares of Capitol's common stock as of the close of business on November 4, 2011, the record date.

Each shareholder is entitled to one vote for each share of Capitol’s common stock held on November 4, 2011.  As of November 4, 2011, there were 41,045,267 shares of common stock issued and outstanding.  Common stock is Capitol's only outstanding class of voting securities.  Capitol's shareholders previously authorized the issuance of 20,000,000 shares of preferred stock, 700,000 of which are designated as Series A Noncumulative Convertible Perpetual Preferred Stock, 20,000 of which are designated as Series X Junior Participating Preferred Stock and 40,000 of which are designated as Series Y Junior Participating Preferred Stock.  As of September 30, 2011, 50,980 shares of Series A preferred stock were outstanding.  The Series A preferred are not entitled to any voting rights.

How do I vote?

You can vote on matters that are properly presented at the Annual Meeting in four ways:

•	By Internet at http://www.proxyvote.com by following the instructions provided; or
•	By phone by calling toll-free 1-800-690-6903 and following the instructions; or
•	By signing and returning the enclosed proxy card in the enclosed envelope; or
•	By attending the Annual Meeting and casting your vote in person.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card.

Unless you instruct otherwise, your proxies will vote your shares FOR the election of each of the five Class I director nominees nominated by Capitol's Board of Directors, FOR the ratification of the appointment of BDO USA, LLP as independent auditors for 2011, AGAINST the amendment of Capitol’s articles of incorporation to require majority voting for the election of directors, AGAINST the redemption of the preferred stock purchase rights under Capitol’s tax benefits preservation plan, AGAINST implementation of a policy requiring that the board of directors be comprised of a two-thirds majority of independent directors and in their discretion on any other proposal presented and considered at the Annual Meeting.

How do I vote if my shares of Capitol are held in "street name"?

If your shares are held in an account at a brokerage firm, a bank, or other nominee, then that party is considered the shareholder of record for voting purposes and should give you instructions for voting your shares of Capitol.  As a beneficial owner, you have the right to direct that organization on how to vote the shares of Capitol held in your account.

How do I change or revoke my proxy?

Shareholders who execute proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.  A proxy will not be voted if a particular shareholder attends the Annual Meeting and revokes his/her proxy by notifying the Secretary at the Annual Meeting.  Any shareholder who attends the Annual Meeting and revokes their proxy may vote in person.  However, your attendance at the Annual Meeting alone will not revoke your proxy.  If you instructed a broker, bank or other nominee to vote your shares and you would like to revoke or change your vote, then you must follow their instructions.  Proxies solicited by Capitol's Board of Directors will be voted according to the directions given therein.  Where no instructions are indicated, proxies will be voted FOR the election of each of the five Class I director nominees nominated by Capitol's Board of Directors, FOR the ratification of the appointment of BDO USA, LLP as independent auditors for 2011, AGAINST the amendment of Capitol’s articles of incorporation to require majority voting for the election of directors, AGAINST the redemption of the preferred stock purchase rights under Capitol’s tax benefits preservation  plan, AGAINST implementation of a policy requiring that the board of directors be comprised of a two-thirds majority of independent directors, and in their discretion on any other proposal considered at the Annual Meeting.

If I vote in advance can I still attend the Annual Meeting?

Yes.  You are encouraged to vote promptly by Internet or telephone, or request a proxy card by mail, so your shares will be represented at the Annual Meeting.  However, voting your shares of Capitol by proxy does not affect your right to attend the Annual Meeting and vote your shares in person.

What constitutes a quorum and how many votes are required for the proposals?

Capitol will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Annual Meeting, either in person or by proxy.  There were 41,045,267 shares of Capitol's common stock issued and outstanding as of November 4, 2011, the record date.  A majority of the issued and outstanding shares, or 20,563,679 shares, present or represented by proxy constitutes a quorum.  A quorum is required in order to conduct business at the Annual Meeting.

Routine and Non-Routine Proposals.  New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings of public companies are routine or not routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

Capitol has been advised by the NYSE that the election of the Class I directors, the amendment of Capitol’s articles of incorporation to require majority voting for the election of directors, the redemption of the preferred stock purchase rights under Capitol’s tax benefits preservation plan and the implementation of a policy requiring that the board of directors be comprised of a two-thirds majority of independent directors are not routine items.  The ratification of the appointment of the independent auditors is a routine item.

Broker Vote. If you hold your shares in a brokerage account, you should be aware that if you fail to instruct your broker how to vote within 10 days of the Annual Meeting, the broker is permitted to vote your shares in its discretion on your behalf on routine items. While brokers have historically cast their votes on routine items in support of management in the absence of instructions from their clients, some firms are now casting uninstructed votes in the same proportion as their clients' instructed votes.  Thus, if you want to assure that your shares are voted in accordance with your wishes on Proposal 2, the routine matter in this Proxy Statement, you should complete and return your voting instruction form before November 29, 2011.

Votes Required for the Election of Directors and Approval of the Proposals.  To elect each of the nominees for Class I directors, ratify the appointment of BDO Seidman, LLP as independent auditors, amend Capitol’s articles of incorporation to require majority voting for the election of directors, redeem the preferred stock purchase rights under Capitol’s tax benefits preservation plan and approve the implementation of a policy requiring that the board of directors be comprised of a two-thirds majority of independent directors, the following proportion of votes is required:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any

Election of Five Class I Directors	Plurality of votes cast	Not considered as votes cast
Ratification of Appointment of Independent Auditors	Approval of the majority of the votes cast	Not considered as votes cast
Amend the Articles of Incorporation to Require Majority Voting for Election of Directors	Approval of the majority of the votes cast	Not considered as votes cast
Redemption of Preferred Stock Purchase Rights Under Capitol’s Tax Benefits Preservation Plan	Approval of the majority of the votes cast	Not considered as votes cast
Implementation of a Policy Requiring a Two-thirds Majority of Independent Directors on Board of Directors	Approval of the majority of the votes cast	Not considered as votes cast

Effect of Not Casting Your Vote.  If you hold your shares in street name, it is critical that you cast your vote if you want it to count for Proposal 1, the election of directors.  In the past, if you held your shares in street name and did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.  Changes in regulations were made to eliminate the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Therefore, if you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Capitol's independent auditors in Proposal 2.  They will not have discretion to vote uninstructed shares on shareholder proposals (Proposals 3, 4 and 5 of this Proxy Statement).  If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Capitol's policy is to keep the proxy cards, ballots and voting tabulations that identify individual shareholders confidential.  However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees of Capitol associated with processing proxy cards or ballots and tabulating votes must acknowledge their responsibility in order to comply with this policy of confidentiality.

How can I find out the voting results?

You can find the preliminary voting results of the Annual Meeting in Capitol's Current Report on Form 8-K, which Capitol will file with the SEC on or before December 14, 2011.

What is the recommendation of Capitol's Board of Directors?

Capitol's Board recommends that each shareholder vote on the proposals at the annual meeting as follows:

Item	Board Recommendation
Election of Five Class I Directors	FOR
Ratification of Appointment of Independent Auditors	FOR
Amend the Articles of Incorporation to Require Majority Voting for Election of Directors	AGAINST
Redemption of Preferred Stock Purchase Rights Under Capitol’s Tax Benefits Preservation Plan	AGAINST
Implementation of a Policy Requiring a Two-thirds Majority of Independent Directors on Board of Directors	AGAINST

Who pays for the solicitation of proxies?

The accompanying proxy is being solicited by Capitol's Board of Directors.  Capitol will bear the cost of soliciting the proxies.  Officers and other management employees of Capitol will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone to solicit proxies for the Annual Meeting.

Does Capitol send multiple proxy statements to two or more shareholders who share an address?

Capitol intends to send only one proxy statement to shareholders who share the same address and name unless contrary instructions have been received.  If shareholders desire to receive their own copy, they may notify Capitol of that fact either orally or in writing.  Notifications can be directed to Capitol at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  Similarly, shareholders may also contact Capitol if they receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, which will help reduce mailing and printing costs.

When are shareholders' proposals due for Capitol's 2012 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in Capitol's proxy statement for its 2012 Annual Meeting, the written proposal must be received at Capitol's principal executive offices at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933, Attention: Secretary, on or before July 14, 2012.  The use of certified mail, return receipt requested, is advised when submitting such a proposal.  The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Capitol's bylaws provide that a shareholder may nominate a director for election at the annual meeting, or may present from the floor a proposal that is not included in the proxy statement, if proper written notice is received by the Secretary of Capitol at its principal executive offices in Lansing, Michigan at least 120 days and no more than 180 days in advance of the anniversary of the prior year's annual meeting.  For the 2012 Annual Meeting, director nominations and shareholder proposals must be received no later than August 11, 2012 and no earlier than June 12, 2012.  In the event that the 2012 Annual Meeting is called for a date that is not within 20 days before or after the one-year anniversary date of the 2011 Annual Meeting, such notice by the shareholder in order to be timely must be so received by Capitol not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed, transmitted electronically, or public disclosure of the date of the 2012 Annual Meeting is made, whichever first occurs.  The nomination or proposal must contain the specific information required by Capitol's bylaws.  You may request a copy of Capitol's bylaws by mail directed to the attention of Capitol's Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  Shareholder proposals that are received after August 11, 2012, may not be presented in any manner at the 2012 Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Capitol's amended and restated bylaws establish that the number of directors shall not be less than five nor more than twenty-five.  Currently, Capitol's Board of Directors has set the number of directors at eighteen.  The bylaws provide that its Board of Directors be split into three classes: Class I, Class II and Class III.  Class I currently has five directors, Class II has seven directors and Class III has six directors.  Class I directors will be elected for a term of three years at the 2011 Annual Meeting.  Accordingly, in 2012, shareholders will be electing only Class II directors for a three-year term, and in 2013, shareholders will be electing only Class III directors for a three-year term.

Unless otherwise directed in the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election of the directors for a three-year term and until their successors are duly elected and qualified, or until their earlier resignation or removal.  If any nominee at the time of election is unavailable or unwilling to serve, which is not presently anticipated, it is intended that the persons named in the proxy will vote for an alternate nominee, if designated by the Board of Directors.  Proxies may be voted only for the nominees named or such alternates.  The five nominees receiving the highest number of votes for Class I directors will be elected directors.  All of the nominees are currently directors of Capitol.

There are no arrangements or understandings between any nominee or any of Capitol's directors or executive officers and any other person pursuant to which that nominee, director or executive officer was nominated or elected as a director or an executive officer of Capitol or any of its subsidiaries.

No director or executive officer of Capitol is a party to any material legal proceedings or has a material interest in any such legal proceedings that is adverse to Capitol or any of its subsidiaries.

The following table sets forth the nominees for election at the 2011 Annual Meeting and information furnished by them regarding their age and principal occupation for at least the past five years, as of November 1, 2011.  Except as otherwise disclosed in the biographical information, no director nominee, director or executive officer is related to any other director nominee, director or executive officer by blood, marriage or adoption.  All nominees were nominated by Capitol’s Nominating and Governance Committee.

Class I Directors

Nominees for Election as a Director for Terms Expiring in 2014*

Lyle W. Miller
Mr. Miller is a vice chairman of Capitol's board of directors.  He is president of L.W. Miller Holding Company. Mr. Miller is 68 years of age and has served as a founding director of Capitol and/or its first bank affiliate since 1982.  Mr. Miller also serves as a member of the board of directors of Amera Mortgage Corporation.

Paul R. Ballard
Mr. Ballard is a retired executive vice president of Capitol and retired president and chief executive officer of Portage Commerce Bank, Capitol's second bank affiliate.  Mr. Ballard has been a director of Capitol since 1990.  Mr. Ballard is 61 years of age.

Lewis D. Johns
Mr. Johns is the president of Mid-Michigan Investment Company.  Mr. Johns formerly served as a member of the board of directors of Capitol's affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  He has served on the board of directors of Capitol and/or Capitol's first bank affiliate since 1982 as a founding director and is 68 years of age.

Calvin D. Meeusen, CPA
Mr. Meeusen is a certified public accountant.  He served as a member of the board of directors of Grand Haven Bank and Kent Commerce Bank, which merged with certain other affiliates of Capitol in 2009.  Mr. Meeusen currently serves as a member of the board of directors of the merged entity, which was renamed Michigan Commerce Bank following the merger.  He has served as a member of the board of directors of Capitol since January 2011 and is 68 years of age.

Cristin K. Reid
Ms. Reid is the corporate president of Capitol.  She was previously chief operating officer, chief administrative officer, executive vice president, general counsel and has served in other various executive capacities at Capitol since 1997.  Ms. Reid was appointed to Capitol's board of directors in 2001.  She formerly served on the boards of the following affiliates of Capitol: Nevada Community Bancorp Limited, which was merged with and into Capitol; Camelback Community Bank, which was merged with and into Sunrise Bank of Arizona; and Portage Commerce Bank and Ann Arbor Commerce Bank, which were both affiliates of Capitol until they were merged with and into Michigan Commerce Bank in 2009.  She is currently chairman of Capitol's affiliate Capitol National Bank, and the chairman and chief executive officer of Capitol Development Bancorp Limited III, IV, V, VI, VII and VIII.  Ms. Reid is 43 years of age, a daughter of Joseph D. Reid and wife of Brian K. English, Capitol's general counsel.

* Richard Henderson previously served as a director until his resignation in May 2010.  Lawrence
 Connell was subsequently nominated to serve the remainder of Mr. Henderson's term.  Lawrence
 Connell resigned from the board in May 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE ELECTION OF THE NOMINEES.

INFORMATION REGARDING CAPITOL'S DIRECTORS
NOT CURRENTLY UP FOR ELECTION

The following tables set forth Class II and Class III directors and information furnished by them regarding their age and principal occupation for at least the past five years, as of November 1, 2011.  Class II directors have been elected for a term expiring at the 2012 Annual Meeting and Class III directors have been elected for a term expiring at the 2013 Annual Meeting.

Class II Continuing Directors with Terms Expiring in 2012

Michael J. Devine
Mr. Devine is an attorney and was previously a member of the board of directors of Sun Community Bancorp Limited, which was merged with and into Capitol.  Mr. Devine is 70 years of age, has served as a director of Capitol since 2002 and has served as a director and/or chairman of several of Capitol's bank affiliates.   Additionally, he currently serves as chief of the Special Assets Group of Michigan Commerce Bank, an affiliate of Capitol.

Gary A. Falkenberg, D.O.
Dr. Falkenberg is a retired doctor of osteopathic medicine.  Dr. Falkenberg was a founding director of Capitol and has served as a director of Capitol and/or its first bank affiliate since 1982.  Dr. Falkenberg is 73 years of age.

Joel I. Ferguson
Mr. Ferguson is chairman of Ferguson Development, L.L.C. and a director of Maxco, Inc.  Mr. Ferguson formerly served as a member of the board of directors of Capitol's affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  Mr. Ferguson joined the board of directors of Capitol and/or its first bank affiliate in 1982 as a founding director.  Mr. Ferguson is 72 years of age.

H. Nicholas Genova
Mr. Genova is chairman and chief executive officer of Washtenaw News Company, Inc. and president of H. N. Genova Development Company and Delivery Unlimited.  Mr. Genova previously served on the board of directors of Ann Arbor Commerce Bank, an affiliate of Capitol, until it was merged with certain other affiliates of Capitol and was renamed Michigan Commerce Bank in 2009.  Mr. Genova was elected to Capitol's board in 1992 and is 71 years of age.

Steven L. Maas
Mr. Maas is co-owner of River Valley Title, L.L.C. and an attorney.  He is also president and treasurer of Maas Asset Management, Inc. and a member of T & S Maas Investment Group, L.L.C.  He formerly served as a member of the board of directors of Grand Haven Bank and Portage Commerce Bank, which were affiliates of Capitol that were merged with and into Michigan Commerce Bank in 2009.  Mr. Maas also serves on the board of directors of Access BIDCO, L.L.C., of which some of Capitol's banking subsidiaries own a membership interest.  Mr. Maas was elected to the board of Capitol in 2009 and is 52 years of age.

Myrl D. Nofziger
Mr. Nofziger is president of Hoogenboom Nofziger and previously served as a member of the board of directors of Capitol's affiliate, Indiana Community Bancorp Limited, which was merged with and into Capitol.  Mr. Nofziger was elected to the board of Capitol in 2003 and is 71 years of age.

David O'Leary
Mr. O'Leary is the secretary of Capitol.  He is chairman of O'Leary Paint Company.  Mr. O'Leary was a founding director of Capitol and has served as a director of Capitol and/or its first bank affiliate since 1982 and is 81 years of age.  He formerly served on the board of directors of Capitol's affiliate, First California Northern Bancorp, which was merged with and into Capitol.

             Class III Continuing Directors with Terms Expiring in 2013

Joseph D. Reid
Mr. Reid is the chairman, chief executive officer and founder of Capitol. He served as chairman and chief executive officer of Sun Community Bancorp Limited, which was merged with and into Capitol.  Mr. Reid also serves as the chairman of Michigan Commerce Bank, an affiliate of Capitol.  He has served as a director of Capitol and/or its first bank affiliate since inception in 1982.  Mr. Reid is 68 years of age.

David L. Becker
Mr. Becker is the retired founder of Becker Insurance Agency, P.C.  Mr. Becker was elected to the board of Capitol in 1990 and served as a charter member of the board of directors of Portage Commerce Bank, an affiliate of Capitol, until it merged with and into Michigan Commerce Bank in 2009.  Mr. Becker is 76 years of age.

James C. Epolito
Mr. Epolito currently serves as managing director of Health Management Associates.  He previously served as president of Delta Dental of Michigan from April 2009 until January 2010, and as president and chief executive officer of the Michigan Economic Development Corporation from 2005 to 2009.  Prior to 2005, he served as president and chief executive officer of the Accident Fund Company.  Mr. Epolito was elected to Capitol's board in 1999 and is 56 years of age.

Kathleen A. Gaskin
Ms. Gaskin is a retired real estate associate broker.  She was with the firm of Tomie Raines, Inc. from 1992 to 2009, and was a realtor and associate broker from 1968 to 2009.  Ms. Gaskin has been a member of the board of directors of Capitol and/or its first bank affiliate since 1982 as a founding director.  Ms. Gaskin is 69 years of age.

Michael L. Kasten
Mr. Kasten is a vice chairman of Capitol's board of directors.  He is managing partner of Kasten Investments, L.L.C.  He was formerly vice chairman and director of Sun Community Bancorp Limited, which was merged with and into Capitol, and currently serves as director, chairman and/or vice chairman of several of Capitol's affiliates.  Mr. Kasten is 66 years of age and has served as a director since 1990.

Ronald K. Sable
Mr. Sable is president of Concord Solutions Ltd.  Mr. Sable previously served on the board of several of Capitol's affiliate banks.  He also serves as a member of the board of directors of Paragon Space Development Corp.  Mr. Sable was elected to the board of directors of Capitol in 2002 and is 70 years of age.

Role of the Board of Directors

Pursuant to Michigan law and Capitol's bylaws, Capitol's business, property and affairs are managed under the direction of its Board of Directors.  Capitol’s Board of Directors has responsibility for establishing broad corporate policies and for Capitol's overall performance and direction, but is not involved in Capitol's day-to-day operations.  Members of the Board of Directors are kept informed of the issues facing Capitol by participating in board and committee meetings and by reviewing information provided to them on a periodic basis.  Board members also have ongoing discussions with Capitol's executive officers to update them on matters relating to Capitol.

Independence of Directors

Since the delisting of Capitol’s securities from the NYSE in January 2011, Capitol has used reasonable efforts to continue to satisfy the listing standards of the NYSE.  Capitol's Board of Directors currently consists of 18 members, over 75 percent of whom are "independent" as defined under the corporate governance standards of the NYSE, which Capitol uses to determine independence among its Board members.  The Board has adopted categorical standards for determining whether a director is independent and has no material relationships with Capitol.  Under these standards adopted by the Board and defined by the NYSE, which Capitol uses to determine independence among the members of its Board, absent other material relationships with Capitol that the Board of Directors believes to jeopardize a director's independence from management, a Director will be independent unless the Director or any of his or her immediate family members had any of the following relationships with Capitol: employment during any of the past three years (as an executive officer in the case of family members); the receipt of more than $120,000 per year in direct compensation (other than director fees and pension or other forms of deferred compensation for prior service not contingent upon continued service) during any of the past three years; is now, or within the past three years was, a current partner of the internal or external auditor or an employee of such a firm and personally worked on Capitol's audit; employment with another company where any executive officers of Capitol serve or have served on that company's compensation committee during any of the past three years; being an executive officer of a charitable organization to which Capitol contributed the greater of $1 million or 2% of such charitable organization's consolidated gross revenues in any single fiscal year during the preceding three years; or being an executive officer of a company that makes payments to, or receives payments from, Capitol for property or services in a fiscal year in an amount in excess of the greater of $1 million or 2% of such other company's consolidated gross revenues.

In addition, if any business relationship described in the last clause of the preceding paragraph is a lending relationship, deposit relationship, or other banking or commercial relationship between Capitol or its banks, on the one hand, and an entity with which the Director or family member is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other hand, such relationships must meet the following criteria: (1) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (2) with respect to extensions of credit by an affiliate or subsidiary of Capitol to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Exchange Act and (b) no event of default has occurred and is continuing beyond any period of cure.

Capitol's Board of Directors considered all relevant facts and circumstances and the application of the categorical standards and, based on its review of this information, affirmatively determined that the Directors identified below as "independent" do not have any material relationships with Capitol.  There were not any transactions, relationships or relationships not disclosed pursuant to Item 404(a) of Regulation S-K of the SEC that were considered by the Board of Directors under the applicable independence definitions in determining that the Director is independent.

The members of the Audit, Compensation, and Nominating and Governance Committees all meet the standards of independence adopted by the Board of Directors and applicable SEC rules and regulations.  The Compensation Committee members were not at any time during 2010, or at any other time, employed by Capitol and are not eligible to participate in any of Capitol's benefit plans other than Capitol's stock option plans.  The Compensation Committee members receive compensation from Capitol solely for their service as Directors and committee members.

Independent Directors

Following are the names of each current member of Capitol's Board of Directors for whom an affirmative determination of independence has been made:

Paul R. Ballard	David L. Becker	James C. Epolito
Gary A. Falkenberg	Joel I. Ferguson	Kathleen A. Gaskin
H. Nicholas Genova	Lewis D. Johns	Michael L. Kasten
Steven L. Maas	Calvin D. Meeusen	Lyle W. Miller
Myrl D. Nofziger	David O'Leary	Ronald K. Sable

The Board of Directors has determined that Lewis D. Johns is an independent Director as his related-person transactions discussed elsewhere herein do not represent a material portion of his income (See "Certain Relationships and Related Transactions").

Non-Independent Directors

In addition, based on such standards, Capitol's Board of Directors determined that: (a) Michael J. Devine is not independent because a significant portion of his income is generated from his service to Capitol and its subsidiaries as a consultant; (b) Joseph D. Reid is not independent because he is the chief executive officer and chairman of Capitol; and (c) Cristin K. Reid is not independent because she is the corporate president of Capitol.

CORPORATE GOVERNANCE

Nominations for Directors

Capitol's Nominating and Governance Committee will consider nominees for director that are recommended by shareholders.  A shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation to the Secretary of Capitol at Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933, who will then forward it to the Nominating and Governance Committee.  Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, addresses and telephone numbers for contacting the shareholder and the candidate for more information and any other information concerning such candidate that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.  A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders rather than recommend the individual to the Nominating and Governance Committee as a nominee must comply with the advance notice requirements set forth in Capitol's bylaws, as amended.  The Nominating and Governance Committee will evaluate shareholder-recommended director candidates in the same manner it evaluates director candidates identified by other means.

The Board of Directors and the Nominating and Governance Committee periodically review the size of the Board of Directors.  In considering candidates for the Board of Directors, the Nominating and Governance Committee first considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future need.  The Nominating and Governance Committee then considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee.  Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group that can best serve Capitol's business and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

The Nominating and Governance Committee considers the specific qualities and skills of each candidate and is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; financial acumen or other professional, educational or business experience relevant to an understanding of Capitol's business; technical expertise, experience or specialized skills relevant to Capitol's business that will add specific value as a Board member; reputation for working constructively with others; ability to represent the interests of Capitol's shareholders, the communities it serves and its employees; and sufficient time to devote to Board matters.  The Nominating and Governance Committee also gives consideration to diversity, experience and specialized expertise in the context of the needs of the Board of Directors as a whole, including leadership positions in public companies, nonpublic business enterprises, or not-for-profit, professional or educational organizations.  The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe it is essential that Board members represent diverse viewpoints.  The Nominating and Governance Committee's nomination process is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve Capitol for the benefit of all of its shareholders.

Director Qualifications

In addition to independence, leadership and a high standard of integrity, the Board believes that its members should encompass the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of Capitol.  The Board believes it should be comprised of individuals with skills in areas such as organizational leadership and strategic planning, finance and insurance, banking, entrepreneurship, compliance and audit, legal, real estate, accounting, government and governmental relationships and information technology.

When considering whether Directors and nominees have the experience, qualifications and skills to enable the Board to satisfy its oversight responsibilities effectively and provide the Board with experience in a wide variety of areas, the Nominating and Governance Committee focused primarily on the information discussed in each Director's individual biographies set forth on pages 7 through 10 of this Proxy Statement.  Set forth below are the conclusions reached by the Board with regard to its Directors.

All of the members of the Board possess management expertise through their leadership positions.  With regard to Mr. Reid, the Board considered the many years of leadership experience that he has with Capitol, which the Board believes provides him with unique insights into Capitol's challenges, as well as intimate knowledge of its operations, and best positions him to lead Capitol in its day-to-day operations as well as in its strategic planning.  As corporate president of Capitol, Ms. Reid is best positioned to provide knowledge of the day-to-day administration of Capitol.

Experience in the financial industry is exhibited by Messrs. Ballard, Becker, Epolito, Ferguson, Kasten, Miller and Reid, and Ms. Reid.  Mr. Ballard served as president, chief executive officer and as a member of the board of directors of Portage Commerce Bank from its inception in 1988 until 2009 when it merged with and into Michigan Commerce Bank and this experience provides him with insight into Capitol's affiliate bank operations.  With regard to Mr. Becker, the Board considered Mr. Becker's experience as founder of Becker Insurance Agency and 24 years of experience managing that insurance agency.  Mr. Devine has over 20 years of service on the boards of directors of various affiliates of Capitol, several from the formation stages and in the capacity of chairman.  Mr. Epolito has significant business experience in the insurance industry, and Mr. Ferguson formerly served on the board of directors of Freddie Mac.  Mr. Kasten has over 20 years experience on the boards of directors of various affiliate banks of Capitol, several of which he served as chairman.  Mr. Miller has experience in the financial services industry, with 10 years experience in various areas of banking.  Mr. Reid served as a member of the board of directors of Fincor Holdings, Inc. and Access BIDCO, L.L.C., and Ms. Reid previously served as an officer and director of Access BIDCO, L.L.C., in which some of Capitol's banking subsidiaries have an ownership interest.

Capitol's Board of Directors also considered the service on various bank affiliates' boards and committees with regard to Messrs. Ballard, Becker, Devine, Ferguson, Genova, Johns, Kasten, Maas, Meeusen, Nofziger, O'Leary, Reid and Sable and Ms. Reid, many of whom served as founding members and chairmen.  Their extensive knowledge of banking matters is integral to an understanding of the role of community banks.

The Board of Directors considered the strong entrepreneurial background brought by Messrs. Becker, Epolito, Genova, Kasten, Maas, Meeusen, Miller, Nofziger and O'Leary from the operation of their respective business enterprises as such expertise is valuable to Capitol's structure and operations.  Mr. Epolito has experience in the areas of employee compensation and management processes and evaluation.  The Board considered Mr. Genova's operation of a news company as chairman and chief executive officer, as well as the management experience that Mr. Maas has through the operation of his asset management firm and several other enterprises.  The Board considered the business leadership experience of Mr. O'Leary, who has spent over 47 years as a corporate officer of a successful paint company, in addition to his years of service as corporate secretary and a Director of Capitol.

With regard to Dr. Falkenberg, the Board considered his experience in the establishment and operation of a medical professional corporation for 37 years, the founding and operation of a medical imaging company and establishment of a medical residency teaching program, in addition to extensive compliance and audit responsibilities in those roles.

The Board considered the extensive legal background of Messrs. Devine and Maas and Ms. Reid.  Additionally, Mr. Reid has significant legal expertise, with over 20 years served as a trial attorney prior to forming Capitol.

Messrs. Ferguson and Johns both have substantial experience in the field of real estate development, and Mr. Ferguson also has significant community involvement and leadership, especially due to his past appointment with the Lansing City Council and current role as chair of the board of trustees of Michigan State University.  Ms. Gaskin brings her expertise of the real estate industry and extensive community involvement, including prior service as president of the Rotary Club of Lansing.

With regard to Mr. Meeusen, the Board considered his significant experience, expertise and background with regard to accounting matters as a certified public accountant, which includes his status as Capitol's audit committee financial expert under SEC guidelines.

The Board considered the strategic planning experience, as well as the expertise of government and government relationships of Mr. Sable through his service with the U.S. government and extensive financial and business education.  Mr. Ferguson also provides experience on government relationships.

Both Mr. Epolito and Mr. Sable have experience in the area of information technology.

Communications with the Board

You may send communications to Capitol's Board of Directors as a group and to individual directors.  Such communications should be submitted in writing addressed to Capitol's Board of Directors or to one or more named individual directors in care of David O'Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933.  All such communications will be forwarded promptly to Capitol's Board of Directors or such named individual directors.

Michael L. Kasten has been designated as the Lead Director to lead non-management directors’ meetings of the Board.  Capitol's non-management directors meet at regularly scheduled executive sessions without Capitol's management present.  The directors hold these regularly scheduled meetings to provide opportunity for open discussion regarding Capitol and its management.  Shareholders and other interested parties may communicate with Capitol's Lead Director or non-management independent directors as a group by writing to "Lead Director" (if the intended recipient is the Lead Director or the non-management directors as a whole), c/o Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933.  Correspondence sent by mail will be reviewed by Capitol's Secretary and, if it pertains to the functions of the Board or Board committees or if the Secretary otherwise determines that it should be brought to the intended recipient's attention, it will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of Capitol's Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The review of these communications by Capitol's Secretary will be performed with a view that the integrity of this process be preserved.  For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to those individuals.  In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded to them.  Except for these types of items, Capitol's Secretary will promptly forward written communications to the intended recipient.  Within the above guidelines, the independent directors have granted Capitol's Secretary discretion to decide what correspondence should be shared with Capitol's management and independent directors.

Board Leadership Structure

The Board believes that Capitol’s CEO is best situated to serve as Chairman because he is the director most familiar with Capitol’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Capitol’s independent directors bring experience, oversight and expertise from outside the corporation and financial industry, while the CEO brings company-specific experience and expertise.

To mitigate any potential over-reliance on a single executive, Capitol includes two outside independent directors, who serve as vice chairmen, on its Enterprise Risk Management Group. This overlap provides the Board with unfiltered access to senior management while vesting the strategic recommendations with our most experienced executives.  Additionally, Capitol regularly holds independent sessions of the Board of Directors at which the Lead Director, who also participates as a member of the Enterprise Risk Management Group, leads the discussion.

The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.  The Board believes the combined role of Chairman and CEO, together with an independent Lead Director having the duties described above, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Risk Management

Enterprise Risk Management (ERM) was adopted by the Board of Directors as a process to provide management and directors with a defined structure for the assessment, reporting and management of risk on an enterprise-wide basis.  ERM includes full Board participation to ensure that the Board is adequately involved and informed throughout the process.  Additionally, the Risk Management Committee, which is responsible for reviewing and approving Capitol’s risk management framework, including the development of effective policies, processes and procedures, has recently been expanded to include the entire Board of Directors.  To further mitigate the potential for risk, the number of meetings of the Board was increased 50 percent in 2010.

Corporate Governance Guidelines and Code of Ethics

Capitol's Board of Directors is committed to good corporate governance and believes that an attentive, performing board is most appropriate for Capitol.  With that commitment, during the past year the board has reviewed Capitol's corporate governance policies and practices and has assured itself that Capitol is adhering to the rules of the SEC. In addition, the Board has implemented other corporate governance practices and procedures on a best-practices basis.

Capitol has adopted a Code of Ethics that applies to its senior financial officers, including its principal executive officer and its principal financial officer.  Capitol's other corporate governance documents, including its Code of Ethics, corporate governance guidelines, charters of committees of the Board and other important policies, are available on its website at www.capitolbancorp.com.  Each of these is also available in print to any shareholder, without charge, upon request to the Secretary of Capitol at Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933.  As permitted by SEC rules,

Capitol intends to post on its website any amendment to, or waiver from, any provision in the Code of Ethics that applies to its chief executive officer, chief financial officer, controller or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

BOARD MEETING INFORMATION

During fiscal 2010, the Board of Directors met six times for regular meetings and six times for special Board meetings.  All Board members attended at least 75% of the regular meetings except for Mr. Epolito, who attended four of the six meetings.  Capitol's Directors are expected to attend the Annual Meeting of Shareholders.  All of Capitol’s Directors that served on the Board on April 28, 2010 attended the 2010 Annual Meeting of Shareholders with the exception of Messrs. Nofziger and Sable (Mr. Meeusen was not a member of the Board of Directors of Capitol in 2010).

COMMITTEE STRUCTURE

Capitol's bylaws, as amended and restated, provide that its Board of Directors may delegate responsibility to committees.  During 2010, Capitol's Board of Directors had seven standing committees: Executive, Audit, Compensation, Nominating and Governance, Ethics, Technology and Risk Management. The membership of the Audit, Compensation, Nominating and Governance and Ethics Committees is composed entirely of independent directors.

Each of the Executive, Audit, Compensation, Nominating and Governance, Ethics, Technology and Risk Management Committees has a written charter approved by the Board that is reviewed at least annually by the respective committee, which may recommend appropriate changes for approval by the Board.

Capitol's Board committee structure and related charters are available on Capitol's website at www.capitolbancorp.com.  Each is also available in print to any shareholder upon request.  Chairpersons of the committees are indicated in bold on the following pages, with the names of all committee members.  Each committee member attended at least 75% of the meetings unless otherwise noted.

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Executive Committee		Primary Functions	Meetings in 2010

Joseph D. Reid Joel I. Ferguson Lewis D. Johns Michael L. Kasten Lyle W. Miller David O'Leary	•	may exercise all the powers and authority of the Board, including the power to declare dividends regarding Capitol's common stock, during intervals between meetings of the entire Board of Directors	12
	•
does not have the power or authority to amend the articles of incorporation, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of Capitol's property and assets, recommend to the shareholders a dissolution of Capitol or revocation of a dissolution, amend the bylaws of Capitol, fill vacancies in the Board of Directors, or fix compensation of the Directors serving on the Board or on a committee

	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

Audit Committee 1		Primary Functions	Meetings in 2010

Steven L. Maas David L. Becker Gary A. Falkenberg, D.O.2 Richard A. Henderson, CPA3	•	review the qualifications, independence and performance of Capitol's independent registered public accounting firm (the independent auditors) and appoint the independent auditors	5
	•	review general policies and procedures with respect to accounting and financial matters and internal controls
	•	review and approve the cost and types of audit and non-audit services performed by the independent auditors
	•	meet with independent auditors not less than once a year without Capitol's personnel to discuss internal controls, accuracy and completeness of the financial statements and other related matters
	•	review the scope and budget of the audits of Capitol's consolidated financial statements
	•	notify the Board of major problems or deficiencies discovered
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval
1.
The members of the Audit Committee meet the standards of independence for audit committee members required by the SEC rules and NYSE listing standards, which Capitol uses to determine independence.  All members of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise.

2.	Dr. Falkenberg attended less than 75 percent of the meetings in 2010.
3.
Mr. Henderson served as Capitol's "audit committee financial expert" for purposes of compliance with Item 407(d)(5) of Regulation S-K promulgated by the SEC until his resignation in May 2010.  The identification of a person as an audit committee financial expert does not impose any duties, obligations or liabilities that are greater than those imposed on such person as a member of either the Audit Committee or the Board in the absence of such identification.  Moreover, the identification of a person as an audit committee financial expert, for purposes of the regulations of the SEC, does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.  Finally, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933.  As Mr. Henderson resigned in May, he attended less than 75 percent of the meetings held in 2010.  Calvin D. Meeusen was appointed as Capitol’s “audit committee financial expert” in 2011 following his appointment to the Board of Directors.

Compensation Committee 1		Primary Functions	Meetings in 2010

Kathleen A. Gaskin James C. Epolito Lewis D. Johns	•	at least annually, review and approve corporate goals and objectives relevant to the compensation of Capitol's CEO, evaluate the CEO's performance in light of those goals and objectives, determine and approve the CEO's compensation level based on this evaluation, and recommend the CEO's compensation for ratification by the independent directors of the Board	12
•
at least annually, review the compensation levels for members of Capitol's executive management team (senior executive officers of Capitol who report directly to the CEO or the Executive Committee of the Board) and any employee-directors of Capitol

	•	make recommendations to the Board with respect to incentive compensation plans and equity-based plans
•
oversee the administration of the compensation, incentive and equity-based benefit plans of Capitol which have been, or may in the future be, adopted by the Board and, in connection therewith, approve grants, awards and payouts under Capitol's stock option plans and Capitol's Management Incentive Plan

	•	review periodically, and approve or recommend for Board approval (as applicable) any changes to Capitol's incentive, equity-based and other compensation plans
•
review periodically, Director and Board committee compensation levels and practices, and recommend to the Board changes in such compensation levels and practices in accordance with the principles set forth in Capitol's Corporate Governance Guidelines

	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.
The members of the Compensation Committee are independent under the standards adopted by the Board of Directors, SEC rules and regulations and NYSE listing standards, which Capitol uses to determine independence.  The Compensation Committee members were not at any time during 2010, or at any other time, employed by Capitol and are not eligible to participate in any of Capitol's benefit plans other than Capitol's stock option plans.  The Compensation Committee members receive compensation from Capitol solely for their service as directors and committee members.

2.	Each of the members of the Compensation Committee attended 100% of the committee meetings in 2010.

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Ethics Committee1		Primary Functions	Meetings in 2010

David O'Leary H. Nicholas Genova Michael L. Kasten	•	assist in monitoring the adequacy of Capitol's Code of Ethics to provide guidance on all related-party transactions, including both review and approval on behalf of the Board and to identify potential conflicts of interest, including the establishment of safeguards, when necessary	02
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.
Members of the Ethics Committee are independent under the standards adopted by Capitol’s Board of Directors, SEC rules and regulations and NYSE listing standards, which Capitol uses to determine independence.

2.	The Ethics Committee meets on an as-needed basis. There were no meetings during 2010.

Nominating and Governance Committee1		Primary Functions	Meetings in 2010

Paul R. Ballard David L. Becker Myrl D. Nofziger	•	periodically review the appropriate size of the Board	3
	•	seek individuals qualified to become board members for recommendation to the Board
	•	receive comments from all Directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each year
	•	review and reassess the adequacy of the Corporate Governance Guidelines of Capitol and recommend any proposed changes to the Board for approval
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.
The Nominating and Governance Committee is composed entirely of independent directors and each member of the Nominating and Governance Committee satisfies the independence standards for such committee members established by the NYSE, which Capitol uses to determine independence.

The Nominating and Governance Committee will consider director candidates recommended by shareholders.  Candidates recommended by shareholders will be considered in the same manner as those nominated by the Board of Directors.  Pursuant to Capitol's amended and restated bylaws, shareholders must give notice to the Nominating and Governance Committee not less than 120 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders.  Such notice must contain as to each proposed nominee: (i) the name, date of birth, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee during the past five years; (iii) the number of shares of common stock in Capitol beneficially owned by such nominee; and (iv) any other information concerning such nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.  The notice must contain as to the shareholder giving the notice: (i) the name and address of such shareholder as they appear on Capitol's stock-record books; (ii) the class or classes and number(s) of shares of Capitol beneficially owned by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons pursuant to which the nomination(s) are to be made by such shareholder; and (iv) any other information concerning such shareholder that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Risk Management Committee1		Primary Functions	Meetings in 2010

Paul R. Ballard Michael J. Devine Ronald K. Sable	•	review enterprise assessment of all categories of risk to assist with adopting risk mitigating strategies	7
	•	assist the Board with oversight of management's compliance with Capitol's regulatory obligations arising from applicable federal and state banking laws, rules and regulations
	•	monitor and assist management's implementation and enforcement of Capitol's risk management policies and procedures
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

1.	The Risk Management Committee was expanded in early 2010 to include the entire Board of Directors.

Technology Committee		Primary Functions	Meetings in 2010

Cristin K. Reid Paul R. Ballard Michael J. Devine James C. Epolito Ronald K. Sable	•	oversee and approve requests for acquisition of hardware and software	4
	•	oversee and approve all requests for systems development
	•	establish technology project priorities
	•	oversee performance of all information systems
	•	oversee and recommend disposition of major information systems' capital expenditures
	•	oversee implementation of new processes to ensure that Capitol's objectives are met
	•	review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval

AUDIT COMMITTEE REPORT

The Audit Committee's duties include reviewing the qualifications, independence and performance of Capitol's independent registered public accounting firm (the independent auditors), appointing the firm to serve as Capitol's independent auditors and recommending the firm's appointment for ratification by Capitol's shareholders; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the fees and types of audit and non-audit services performed by the independent auditors and other consultants as necessary; meeting with independent auditors not less than once a year without Capitol's management present to discuss internal controls, accuracy and completeness of Capitol's consolidated financial statements and other related matters; and reviewing the scope and budget for the audits of Capitol's consolidated financial statements and notifying Capitol's Board of major problems or deficiencies identified in the course of its duties.

During fiscal 2010, the Audit Committee met five times.  The Audit Committee fulfills its responsibilities through periodic meetings with Capitol's independent auditors and management.  The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks.  At least quarterly, the Audit Committee meets with the independent auditors without Capitol's management present.  Prior to public release, the Audit Committee discussed the interim 2010 information contained in each announcement of quarterly results of operations with Capitol's Chief Financial Officer and the independent auditors.

The Audit Committee discussed with the independent auditors all matters required by the Standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as well as reviewed with both the independent and Capitol's internal auditors their audit plans, audit scope and identification of audit risks.  With and without Capitol's management present, the Audit Committee reviewed and discussed the results of the independent auditors' audit of Capitol's consolidated financial statements.  The Audit Committee also discussed with management, Capitol's internal auditors and Capitol's independent auditors the quality and adequacy of Capitol's internal controls over financial reporting and Capitol's internal audit function's management, organization, responsibilities, budget and staffing.

Throughout the year, the Audit Committee monitors matters related to the independence of BDO USA, LLP, Capitol's independent registered public accounting firm, and has discussed with the independent auditors their independence.  The Audit Committee received the written disclosures and a letter from BDO USA, LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP's communications with the Audit Committee concerning independence and discussed with BDO USA, LLP, the independent registered public accounting firm's independence.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Capitol as of and for the year ended December 31, 2010, with management and the independent auditors.  It also reviewed reports prepared by Crowe Horwath, consultants engaged to review and test the information security of Capitol.  Management has the responsibility for the preparation and integrity of Capitol's consolidated financial statements and the independent auditors have the responsibility for expressing an opinion on those financial statements based on their independent audit.  The Audit Committee also reviewed and discussed management's assessment of Capitol's internal controls over financial reporting as of December 31, 2010.  Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Capitol's audited consolidated financial statements be included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.  In 2010, the Audit Committee reported regularly to the Board summarizing information received independently from the independent auditors and actions taken at their periodic meetings with BDO USA, LLP.  The Audit Committee also reappointed BDO USA, LLP, as Capitol's independent registered public accounting firm for 2011.

As specified in Capitol's Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Capitol's consolidated financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America.  It is the responsibility of Capitol's management to prepare those consolidated financial statements and the responsibility of the independent registered public accounting firm to plan and perform an audit of those financial statements.  In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity, objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of Capitol's independent auditors with respect to such consolidated financial statements.

The members of the Audit Committee are not employees of Capitol and are not performing the functions of internal auditors or accountants.  As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards.  Members of the Audit Committee necessarily rely on the information provided to them by management and Capitol's independent auditors.  Accordingly, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Capitol's consolidated financial statements has been carried out in accordance with the Standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Capitol's auditors are in fact "independent."

Each member of the Audit Committee is independent as defined under the NYSE listing standards, which Capitol uses to determine independence.  The Audit Committee operates under a written charter which has been approved by the Board of Directors and is posted on Capitol's website.

Audit Committee
Steven L. Maas, Chairman
David L. Becker
Gary A. Falkenberg
Calvin D. Meeusen

COMPENSATION DISCUSSION & ANALYSIS

In the paragraphs that follow, Capitol provides an overview and analysis of its compensation programs and policies, material compensation decisions Capitol has made under those programs and policies with respect to Capitol's named executive officers (the "Named Executive Officers"), and the material factors that Capitol considered in making those decisions will be provided. Under the heading, "Executive Compensation," is a series of tables containing specific information about the compensation earned by or paid in 2010 to the following individuals:

•	Joseph D. Reid, Chairman and CEO;
•	Lee W. Hendrickson, Chief Financial Officer1;
•	Lawrence Connell, Vice Chairman, Vice Chairman and a Principal Officer of Michigan Commerce Bank1;
•	Cristin K. Reid, Corporate President; and
•	Bruce A. Thomas, President of Bank Operations.

1.	Mr. Hendrickson and Mr. Connell were employed by Capitol through December 31, 2010, but both resigned prior to the date of this Proxy Statement.

Overview

Like many companies, especially in the financial services sector, the adverse economic conditions over the last few years resulted in significant losses from operations for Capitol and a significant decline in Capitol's financial position and value of its publicly-traded securities.  These factors are reflected in the decreased compensation of Capitol's Named Executive Officers because Capitol's compensation program is designed to align a significant portion of compensation with the performance of Capitol and the interests of Capitol's shareholders.  Changes that have resulted include:

•	In 2009, a new design for Capitol's annual cash incentive plan was approved, with emphasis on an expanded list of performance metrics.
•
No bonuses under Capitol's Management Incentive Plan were paid to any Named Executive Officers in 2010 or 2009 because in late 2008 Capitol's Compensation Committee made a determination that none of the Named Executive Officers would be eligible to participate in the Management Incentive Plan based on results of operations.

•	No salary increases for Named Executive Officers were approved for 2010 or 2009.
•	Effective March 31, 2011, Joseph D. Reid elected to reduce his base salary compensation by 25%, which followed reductions of 20% on October 1, 2009 and 10% effective January 1, 2009.
•	On January 1, 2009, all Named Executive Officers requested a voluntary 10% salary reduction.
•
The value of unexercised stock options held by the Named Executive Officers decreased dramatically. As of December 31, 2010, 2009 and 2008, there were no in-the-money outstanding vested or unvested stock options held by the Named Executive Officers, compared to aggregate value of $636,786 for the Named Executive Officers at year-end 2007.

Objectives of the Compensation Program

Capitol's compensation program is administered by Capitol's Compensation Committee (the "Compensation Committee").  The objectives of the program are to:

•	Reward current performance;
•	Motivate future performance;
•	Encourage teamwork;
•	Remain competitive as compared to the external marketplace;
•	Maintain a position of internal equity;
•	Effectively retain Capitol's executive management team;
•	Increase shareholder value by strategically aligning executive management and shareholder interests; and
•	Reward effective risk mitigation.

Elements of the Compensation Program

To ensure achievement of the program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;
•	Annual Incentive Pay;
•	Long-Term Incentive Pay; and
•	Perquisites and Other Personal Benefits.

The purpose, design and determination of amounts and 2010 pay decisions are described below.

Design of the Total Compensation Program

Prior to changes made to the design of the program in late 2009, Capitol did not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers.  Instead, the Compensation Committee used market comparisons as one factor in making compensation decisions.  The principal factors considered when making individual executive compensation decisions included:

•	Individual contribution and performance;
•	Reporting structure;
•	Internal pay relationship;
•	Complexity and importance of role and responsibilities;
•	Leadership and growth potential;
•	Experience;
•	Strategic importance; and
•	Technical implications such as tax, accounting and shareholder dilution.

The Compensation Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for the Named Executive Officers.

When reviewing the components of the compensation program, the Compensation Committee, together with Capitol's internal director of its human resources department, works to ensure the total compensation package is competitive with the external marketplace and remains balanced from an internal equity standpoint.  However, it is the total compensation package that should be competitive, and not necessarily on the basis of individual elements.

The Compensation Committee does not maintain a stated policy with regard to cash versus noncash compensation.  However, the allocation of cash and noncash compensation for each of the Named Executive Officers is reviewed annually.

In general, the Compensation Committee does not take into account amounts realizable from prior compensation when making future pay decisions.  However, grant date amounts and values are considered, particularly when establishing long-term incentive award grants.  The Compensation Committee reviews a total compensation tally sheet for Mr. Reid annually.  The tally sheet is used to inform the Compensation Committee of Mr. Reid's total compensation and accumulated value from Capitol's equity plan.

In light of the extreme volatility in the U.S. financial markets in 2010 and general public concern over executive compensation among financial institutions, Capitol took the additional measure of meeting with certain senior officers of Capitol to discuss the risk profile of its total executive compensation program for the Named Executive Officers.  The Compensation Committee concluded that the total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter and longer term incentive pay (annual cash bonus and equity compensation) is appropriate and does not encourage the Named Executive Officers to take excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Compensation Committee, beginning in late 2009, Capitol began benchmarking base pay, annual incentive pay and long-term incentive pay for the purposes of compensation to be paid to Capitol's executive officers in future periods as an additional factor to be considered in the determination of compensation.  Prior to 2009, the Compensation Committee did not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers.

The Compensation Committee believes that the external market should be defined as peer companies in the banking industry of a similar asset size, geographic diversity and complexity similar to Capitol.  Notwithstanding the external market factors, the Compensation Committee recognizes that because of Capitol's unique structure (numerous individual financial institutions within Capitol's organization), operating philosophy and national geographic footprint, finding a comparable peer group is difficult, as the Compensation Committee has not been able to identify any financial institution or group of financial institutions whose structure is as complex as Capitol's.  For example, institutions of a similar asset size to Capitol's may have an executive handle certain duties that would be impossible for one officer to handle within Capitol's more complex structure.

For 2011, the Compensation Committee identified two reference groups of peer financial companies that it will use for purposes of benchmarking its compensation practices. These include a group of similarly-sized regional banks and a group of institutions that have operations in more than five states or institutions with multiple banking affiliates.  The reference group of similarly-sized banks included banks with total assets between $1 billion and $12.5 billion at December 31, 2010, compared to $3.5 billion of assets for Capitol as of such date.

Select Bank Peer Group With Assets Between $1 Billion - $12.5 Billion Reference Group (state)	Institutions With Operations in More Than Five States or Multiple Affiliates Reference Group (state)

Citizens Republic Bancorp, Inc. (MI)	Synovus Financial Corp. (GA)
National Penn Bancshares (PA)	BOK Financial Corporation (OK)
Umpqua Holdings Corp. (OR)	Commerce Bancshares, Inc. (MO)
S&T Bancorp, Inc. (PA)	TCF Financial Corporation (MN)
First Busey Corporation (IL)	Fulton Financial Corporation (PA)
Wilshire Bancorp, Inc. (CA)	East West Bancorp, Inc. (CA)
Old Second Bancorp, Inc. (IL)	Wintrust Financial Corporation (IL)
West Coast Bancorp (OR)	PrivateBancorp, Inc. (IL)
CoBiz Inc. (CO)	Cathay General Bancorp (CA)
Enterprise Financial Services Corp (MO)	UMB Financial Corporation (MO)
Guaranty Bancorp (CO)	United Bankshares, Inc. (WV)
Mercantile Bank Corporation (MI)	First Financial Bancorp. (OH)
Macatawa Bank Corporation (MI)	IBERIABANK Corporation (LA)

Additionally, market data was collected from multiple published survey sources representing national financial institutions of an asset size, geographic diversity and complexity similar to Capitol. The Compensation Committee believes that the combination of peer company data and survey data reflects Capitol's external market for business and executive talent. Accordingly, in 2009, the Compensation Committee began to use both of these sources when comparing Capitol's executive compensation to the external market. The Compensation Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of the Named Executive Officers. Instead, the Compensation Committee evaluates the market data along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.  The Compensation Committee uses these sources of market data to ensure that the compensation being paid by Capitol is competitive with those of its peer companies.

       The Compensation Committee maintains flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience and responsibilities. The Compensation Committee also considers an internal review of the executive's compensation relative to other executive officers and the individual performance of the executive in establishing the base salary as well as the increased duties taken on by Capitol's executive officers during these difficult economic times.

Base Pay

     Base pay is an important element of executive compensation because it provides executives with a stable level of monthly income. Internal and external equity, performance, experience and other factors are considered when establishing base salaries.  Base pay is not directly related to Capitol's operating performance.

        Capitol pays its executive officers a base salary as fixed compensation for their time, efforts and commitments throughout the year.  To aid in attracting and retaining qualified executive officers, the Compensation Committee seeks to keep base salaries competitive. In determining the appropriate base pay, the Compensation Committee also considers, among other factors, the nature and responsibility of the position.  Additionally, executives are evaluated on certain core competencies that are used to evaluate all of Capitol's staff members, such as championing change and improvement, delivering high quality client service, listening and communication abilities and participating as a team player.

        The Compensation Committee does not utilize a mathematical formula in which these factors or their interrelationships are quantified and weighted (either in general, or with respect to any individual executive).  During a particular year, one factor or group of factors may play (but does not necessarily play) a more significant role in the determination of an executive's base salary than in other years, based on the Compensation Committee's judgment and discretion.  An executive's individual performance may be assessed based upon any of his or her demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.  A broad range of factors relevant to each of these areas, generally qualitative in nature, may be considered in this assessment.  The Compensation Committee's judgments regarding base salaries are also strongly influenced by the judgments and recommendations of the chief executive officer with respect to the Named Executive Officers other than himself and Cristin K. Reid for which base salary is determined by the Compensation Committee.

        The Compensation Committee does not assign a specific weighting to these factors when making compensation decisions.  Base salary changes are generally approved in November of each year and are effective January 1st of the following year.  No specific weighting is targeted for base salaries as a percentage of total compensation.  The Compensation Committee reviews base salaries annually and, beginning in 2010, targets salary compensation at or near the 50th – 75th percentile of the peer group, but maintains flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience and responsibilities.  The Compensation Committee also considers an internal review of the executive's compensation relative to other executive officers and the individual performance of the executive in establishing the base salary.

        Effective March 31, 2011, Joseph D. Reid elected to reduce his base salary compensation by 25%, which followed reductions of 20% on October 1, 2009 and 10% effective January 1, 2009.  During their Fall 2010 meeting, the Compensation Committee approved base pay for Mr. Reid and the other Named Executive Officers. No increases were made to any of the Named Executive Officers' base pay in 2010.  The Compensation Committee observed that the base pay levels for all of the Named Executive Officers approximated the 50th percentile of external market data.

Due to the continuing adverse economic conditions and the challenges facing the financial services industry, no base pay increases were approved for 2009, 2010 or 2011, and most of Capitol's senior management group agreed to a voluntary 10% salary reduction effective January 2009, including the Named Executive Officers.  The 2008, 2009 and 2010 years were extremely challenging for Capitol and the financial services industry, as reflected in the adverse operating performance of Capitol and many other banks across the country, and the extraordinary measures being taken by the federal government to aid companies in the banking industry.

Base pay levels as approved by the Compensation Committee remained effective January 1, 2011. Base pay levels are set forth in the Summary Compensation Table.  Mr. Reid makes recommendations on the pay levels of his direct reports for the Compensation Committee's review and approval (with the exception of Brian K. English and Cristin K. Reid, which are set by the Compensation Committee in its sole discretion).  Mr. Reid does not make recommendations to the Compensation Committee on his own compensation level (other than the previously-discussed voluntary base pay reductions requested by Mr. Reid).  The Compensation Committee, in executive session and without members of Capitol's management present, determines the pay levels for Mr. Reid, to be subsequently ratified by its Board of Directors.

Annual Incentive Pay

Annual incentive pay is provided to the Named Executive Officers to recognize achievement of financial targets, both on the overall corporate level and the individual level, and is paid in accordance with the quantitative and qualitative terms of the Capitol Bancorp Ltd. Management Incentive Plan (the "MIP") which was approved by Capitol's shareholders at the 2003 Annual Meeting of Shareholders.  In establishing the performance goals under the MIP, the Compensation Committee may utilize the following quantitative and qualitative factors:

•	earnings per share;
•	return measures (including, but not limited to, return on assets, equity or sales);
•	net income (before or after taxes), cash flow (including, but not limited to, operating cash flow and free cash flow);
•	cash flow return on investments, which equals net cash flow divided by stockholders' equity;
•	earnings before or after taxes, interest, depreciation and/or amortization;
•	internal rate of return or increase in net present value;
•	gross revenues;
•	gross margins; and
•	share price (including, but not limited to, growth measures and total shareholder return).

The MIP provides the Compensation Committee the latitude to establish primarily cash-based incentive compensation programs to promote high performance and achievement of corporate goals by officers, encourage shareholder value and allow officers to participate in the long-term prospects of Capitol.  Under the MIP, the Compensation Committee may elect to approve awards in the form of shares of Capitol's common stock.  In issuing such shares as payment of awards under the MIP, the Compensation Committee may establish any conditions or restrictions it deems appropriate.  No awards were granted or approved under the MIP in 2010.

Annual Bonus of Mr. Reid

Pursuant to the terms and conditions of Mr. Reid's employment agreement, Mr. Reid is eligible to receive an annual cash bonus in an amount equal to 2% of Capitol's net income for the immediately preceding fiscal year upon Capitol's achievement of (i) growth of Capitol's earnings per share equal to or greater than 10% for the immediately preceding fiscal year and (ii) growth of Capitol's total assets, as reflected on Capitol's year-end audited financial statements, equal to or greater than 10% for the immediately preceding fiscal year.

Due to the adverse financial performance and the weakened capital position of Capitol during 2010, the Compensation Committee determined not to pay any Named Executive Officer, including Mr. Reid, any annual bonus.

These decisions were made due to the continuing adverse economic conditions, the challenges facing the financial services industry and Capitol's adverse financial results and are consistent with Capitol's compensation philosophy.  The 2008, 2009 and 2010 years were extremely challenging for Capitol and the financial services industry, as reflected in the adverse operating performance and financial condition of Capitol and many other banks across the country and the extraordinary measures being taken by the federal government to aid companies in the banking industry. The Compensation Committee approved a target of 2% of 2011 net income (if any) as Mr. Reid's bonus.  To determine the bonus payment amount, if any, the Compensation Committee will base it upon the following qualitative measures approved by the Compensation Committee:

Performance Measure	Description

Operating Results	Provides direction to ensure that Capitol meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.
Leadership	Leads Capitol, setting a philosophy based on the corporate culture that is well understood, widely supported, consistently applied and effectively implemented.
Strategic Planning
Establishes clear objectives and develops strategic policies to help ensure stability in Capitol's core business and improvement in its financial condition and results of operations. Committed to the utilization of advanced technology applications to support these goals and maintains the long-term interest of Capitol in all actions.

Human Capital Management and Development
Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Capitol, communicating effectively with all of its constituent stakeholders.
External Relations
Establishes and maintains relationships with the investment community to keep them informed on Capitol's status. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through market visits and customer contacts, when appropriate.

Board Relations
Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and future prospects of Capitol. Helps facilitate the Board of Directors' composition and committee structure, as well as its governance and any regulatory agency relations.

Bonus Plan for the Other Named Executive Officers

The remaining Named Executive Officers are eligible to participate in the MIP, the Capitol Bancorp Limited 2007 Equity Incentive Plan (the "2007 Incentive Plan") and the Capitol Bancorp Ltd. 2011 Equity Incentive Plan (the “2011 Incentive Plan”).  No bonuses under the MIP were paid to any Named Executive Officers due to the performance and capital position of Capitol in 2010.

For 2011, Capitol established the following individual targets as a percentage of 2010 base salary earnings for the Named Executive Officers in the MIP:

Lee W. Hendrickson1	20%
Lawrence Connell1	0%
Cristin K. Reid	20%
Bruce A. Thomas	20%

1.	Mr. Hendrickson and Mr. Connell were employed by Capitol through December 31, 2010, but both resigned prior to the date of this Proxy Statement.

The individual targets are not formula driven. For all of the Named Executive Officers in the MIP, the targets are set at the discretion of the chief executive officer and must be approved by the Compensation Committee.  The bonus targets are based on external market data, internal equity considerations and strategic objectives for corporate performance such as Capitol's operational performance, asset growth, asset quality, operating results, return on assets, return on equity, total shareholder return and the effective execution of Capitol's strategic plan.  The targets for a calendar year are reviewed annually at the preceding Fall meeting of the Compensation Committee and altered as deemed appropriate. Payment amounts for the Named Executive Officers, with the exception of the chief executive officer and Ms. Reid, are made based on recommendations of the chief executive officer and approval of the Compensation Committee.  Bonus amounts in excess of or below target may be paid at the discretion of the chief executive officer with the approval of the Compensation Committee. Before the chief executive officer makes recommendations to the Compensation Committee regarding annual bonus payments for the other Named Executive Officers, the chief executive officer discusses these issues with the Compensation Committee.  The Compensation Committee has the discretion to approve, disapprove or alter the recommendations.

Long-Term Incentive Pay

        Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Capitol, enhance ownership opportunities and to increase shareholder value. Capitol maintains the MIP and the 2007 Incentive Plan which were approved by shareholders, and the 2011 Incentive Plan, all of which authorize the granting of the following types of awards for executives:

•	Stock Options;
•	Stock Appreciation Rights;
•	Restricted Stock and Restricted Stock Units;
•	Performance Unit and Performance Share Awards;
•	Cash-Based Awards; and
•	Other Stock-Based Awards.

As set forth in the Summary Compensation Table, long-term incentives have been awarded to the Named Executive Officers in the form of stock options and restricted stock. The provisions of such grants are determined by the Compensation Committee taking into account a variety of factors, including grants from prior years, external market data, internal equity considerations, performance, overall share usage, shareholder dilution and cost.

Stock Options

The Company periodically grants stock options to executives.  No stock option grants were made to Named Executive Officers in 2010.  Stock option grants are designed to assist Capitol to:

•	Enhance the focus of executives on the creation of long-term shareholder value as reflected in Capitol's stock price performance;
•	Provide an opportunity for increased ownership by executives; and
•	Maintain competitive levels of total compensation.

Such grants are discretionary by the Compensation Committee, reflecting the position of each executive officer within Capitol and that person's proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of Capitol's performance, but is based on a subjective evaluation of individual performance and the scope of the individual's responsibilities.

Option exercise prices are set at the closing price of Capitol's common stock on the date of grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price of Capitol's common stock on the grant date, nor has it granted options that are priced on a date other than the grant date.

Restricted Stock

Shares of restricted stock are granted to the Named Executive Officers to create an immediate link to shareholder interests and enhance ownership opportunities. A restricted stock award of 224,720 shares was granted to Mr. Connell in July 2010.

No other restricted stock awards were granted to Named Executive Officers in 2010.

Stock Ownership Guidelines

Capitol does not currently maintain a formal policy for executive stock ownership requirements. The Compensation Committee believes that the use of restricted stock for the Named Executive Officers serves to reinforce stock ownership and aligns executive and shareholder interests.

While the Compensation Committee believes a significant portion of the Named Executive Officers' total compensation should be linked to Capitol's stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In its review in late 2010, the Compensation Committee observed that long-term incentive awards to Mr. Reid were at approximately the 50th and the 75th percentile of external market data. Long-term incentive awards to the remaining Named Executive Officers were also between the 50th and the 75th percentile of external market data.  The Compensation Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total rewards package. No long-term awards were granted in 2010 to the Named Executive Officers.

Historically, the Compensation Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at the Fall meeting or at the hire date of newly designated employees, as applicable.  Capitol maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information.  In 2010, Capitol followed its historical equity grant practice by reviewing whether any grants should be made at its Fall 2010 Compensation Committee meeting.  No long-term incentive awards were made to Named Executive Officers following the review.

Perquisites and Other Personal Benefits

Capitol does not provide significant perquisites or personal benefits to its executive officers.  The Named Executive Officers are provided with an automobile allowance and, in the case of Mr. Reid, the use of an automobile leased by the Corporation.  Additionally, Capitol provided living expenses of $5,000 per month for one year to Mr. Connell, expiring in May 2011.

Long-term incentives to align the interests of Capitol's employees with the shareholders have been implemented through the development of an Employee Stock Ownership Plan (the "ESOP").  The ESOP typically provides annual awards of Capitol's common stock subject to vesting requirements.  All of Capitol's employees, with the exception of the chief executive officer, are eligible to participate in the program after meeting certain length of service and age qualifications.  In response to the financial performance of Capitol, employer contributions to the ESOP were suspended for the third consecutive year in 2010.

Capitol has a 401(k) plan which includes an employer match as a percentage of employees' contributions to the plan.  In response to the financial performance of Capitol, employer matching contributions were suspended for the second consecutive year in 2010.  In January 2011, the ESOP and 401(k) plan were merged to create the Capitol Bancorp Limited Retirement Plan.

In an effort to retain the long-term services of certain of its executives, Capitol has an executive supplemental income program for some of its executives.  Individual agreements call for the payment to the subject employee or designated beneficiary of an annual benefit, or lump sum payment at the employee's or beneficiary's election, which is approximately equal to a percentage of the annual base salary of each employee, when entered into, for a period up to fifteen years in the event of either the employee's retirement or the death of the employee before attaining retirement age.  In the event of a change of control of Capitol (as defined in the agreements), which is not approved by Capitol's Board of Directors, each employee can retire with full benefits at any time after attaining the age of 55 without approval of the Board of Directors.  The benefit liabilities under the agreements are covered by insurance contracts funded by Capitol and/or its subsidiaries.  Capitol has entered into executive supplemental income agreements with two individuals listed in the Summary Compensation table, Messrs. Hendrickson and Thomas.

Additionally, Capitol has health insurance and other programs that are usual and customary to encourage retention of Capitol's employees.  Capitol does not maintain a defined-benefit pension plan and does not have any active nonqualified deferred compensation plans.

Role of the Compensation Committee

Consistent with public-company corporate governance standards and as defined by the NYSE, which Capitol uses to determine "independence" among members of its board, its Compensation Committee is composed entirely of independent directors.  No Compensation Committee member participates in any of Capitol's employee compensation programs.  Each year, the Nominating and Governance Committee reviews all direct and indirect relationships that each director has with Capitol and its Board of Directors subsequently reviews its findings.  The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with Capitol.

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with Capitol's compensation philosophy.  The Compensation Committee ensures that the total compensation paid to senior management is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to other executive officers of Capitol.  The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by Capitol, and which aligns executives' interests with those of the shareholders by rewarding performance above established goals, with the ultimate goal of improving shareholder value.  Specifically, the Compensation Committee seeks to reward performance as measured by financial metrics and successful execution of Capitol's strategic plan.

The Compensation Committee periodically reviews the compensation levels of the Board of Directors.  In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual Directors as well as from the Board in the aggregate.

The Compensation Committee is responsible for the review and approval of corporate goals and objectives, relevant to the compensation of Capitol's chief executive officer, to evaluate the performance of the chief executive officer in light of the goals and objectives, and determine and approve the chief executive officer's compensation levels based on this evaluation.  Additionally, the Compensation Committee reviews compensation levels for members of Capitol's executive management group.  To achieve these goals and objectives, the Compensation Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels of comparable public financial services institutions (to the extent comparable entities may be identified) with comparable performance.  The Compensation Committee makes recommendations to the Board of Directors with respect to compensation plans and equity-based plans and oversees the administration of the compensation, incentive and equity-based benefit plans of Capitol.  The Compensation Committee periodically reviews Director and Board committee compensation levels and practices and recommends to the Board changes in such compensation levels and practices.

Policy on Internal Revenue Code Section 162(m) Compliance

    Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each "covered employee" of Capitol, which under Section 162(m) and guidance issued under the section, includes all of the Named Executive Officers unless the compensation is "performance based."

    In order to preserve Capitol's tax deduction, the Compensation Committee approved the MIP for "covered employees."  In the event that a "covered employee's" total compensation would exceed the amount deductible under Section 162(m), the MIP allows the Compensation Committee, in its sole discretion, to defer cash components of the "covered employee's" compensation until the plan year after he or she ceases to be a "covered employee" or upon his or her death or disability.

    For 2010, no payments were made to the Named Executive Officers under the MIP and no amounts paid to Named Executive Officers were subject to the tax-deduction limitation described above.

Policy on Recovery of Awards

    On November 15, 2010, following prior approval by the Compensation Committee of Capitol's Board of Directors, Capitol's employment agreements with Lee W. Hendrickson, Cristin K. Reid and Bruce A. Thomas were amended and restated in their entirety (the "Amended and Restated Employment Agreements").  The Amended and Restated Employment Agreements, among other things, contain a provision providing for the recoupment of unearned incentive compensation if Capitol's Board of Directors, or an appropriate committee thereof, determines that any fraud, negligence or intentional misconduct by the Named Executive Officer is a significant contributing factor to Capitol having to restate all or a portion of its consolidated financial statements.  Capitol's Board of Directors or Compensation Committee may require reimbursement of any bonus or incentive compensation previously paid to the Named Executive Officer.  Except as set forth in the Amended and Restated Employment Agreements, Capitol currently has no written policy with respect to recovery of awards when financial statements are restated.  However, in the event of a restatement, Capitol would recover any awards as required by applicable law.

Economic Uncertainty

The recent economic downturn and its effects on Capitol and the financial system make it difficult for the Compensation Committee to set appropriate enterprise-wide and individual performance criteria for compensation purposes.  Additionally, continued economic volatility, and its effects on Capitol's common stock price, may cause the value of stock options and restricted stock shares or units that Capitol has awarded to its Named Executive Officers to fall below levels that the Compensation Committee deems necessary to provide appropriate performance and retention incentives for such officers.  Accordingly, the Compensation Committee will continue to exercise discretion in determining compensation for Capitol's Named Executive Officers to ensure that Capitol continues to meet its compensation philosophies and objectives.

2010 Compensation Decisions

As described above, due to the continuing adverse economic conditions and the challenges facing the financial services industry, no base pay increases were approved for 2010 or 2011, and most of Capitol's senior management group agreed to a voluntary 10% salary reduction effective January 2009.  The Compensation Committee reviewed and approved the 2009 salary reduction request.  The 2008, 2009 and 2010 calendar years were extremely challenging for Capitol and the financial services industry, as reflected in the adverse operating performance of Capitol and many other banks across the country, and the extraordinary measures being taken by the federal government to aid companies in the banking industry.  The base pay as approved by the Compensation Committee remained effective as of January 1, 2011.

Compensation Committee Report

The Compensation Committee of Capitol has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that it be included in this Proxy Statement and Capitol's Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee
Kathleen A. Gaskin, Chairman
James C. Epolito
Lewis D. Johns

Equity Compensation Plan Information

The following table summarizes information regarding Capitol's equity compensation plans in effect as of December 31, 2010:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders*	1,678,723	$21.73	876,947
Equity compensation plans not approved by security holders(1)	- -	- -	- -
Equity compensation plans resulting from share exchanges	66,879	16.40	- -

Total	1,745,602	$21.53	876,947

(1)	Options issued pursuant to employment agreements with various officers of Capitol and its subsidiaries.

* Does not include shares that may be issued if Capitol elects to pay awards made under the Capitol Bancorp Ltd. Management
   Incentive Plan in the form of shares of Capitol's common stock.  Also does not include shares that were approved to be issued under the 2007 Incentive Plan, which includes a provision increasing the shares available for the plan in an amount equal to
   2% of the outstanding shares of common stock as of December 31 of each year.

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Summary Compensation

The following table sets forth all compensation paid to the Named Executive Officers:
Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)

Joseph D. Reid	2010	$668,125	—	$ 9,561(4)	—	—	N/A	$ 25,222 (6)	$ 702,908
Chief Executive Officer and	2009	776,154(3)	—	28,379(4)	$ 143,570	—	N/A	22,293 (7)	970,396
Chairman	2008	900,000	—	99,996(4)	—	$ 100,000 (5)	N/A	55,114 (8)	1,155,110

Lee W. Hendrickson(9)	2010	402,948(10)	—	17,824(11)	—	—	$ 31,571	11,799 (12)	464,142
Chief Financial Officer	2009	383,760	—	17,824(11)	68,020	—	29,232	11,920 (13)	510,756
	2008	426,400	—	17,824(11)	—	—	27,067	18,400 (14)	489,691

Lawrence Connell(9)	2010	461,539	—	400,002(15)	—	—	N/A	40,000 (16)	901,541
Vice Chairman	2009	—	—	—	—	—	N/A	—	—
Michigan Commerce Bank	2008	—	—	—	—	—	N/A	—	—

Cristin K. Reid	2010	387,450(10)	—	17,824(11)	—	—	N/A	11,786 (17)	417,060
Corporate President	2009	369,000	—	17,824(11)	65,403	—	N/A	11,677 (18)	463,904
	2008	410,000	—	17,824(11)	—	—	N/A	18,400 (19)	446,224

Bruce A. Thomas	2010	329,332(10)	—	17,824(11)	—	—	27,712	11,736 (20)	386,604
President of Bank Operations	2009	313,650	—	17,824(11)	55,593	—	25,659	12,591 (21)	425,317
	2008	348,500	—	17,824(11)	—	—	23,758	18,400 (22)	408,482

N/A	Not applicable.
(1)	The Named Executive Officers elected to forgo receiving a bonus in 2008, 2009 and 2010 due to the adverse financial performance of Capitol.
(2)
The amounts in these columns reflect the aggregate grant date fair value of stock and option awards during the last three fiscal years computed in accordance with Accounting Standards Codification Topic 718. For a discussion of the assumptions made in the valuation of the restricted stock and option awards reported in these columns, please see Note K of the Notes to Consolidated Financial Statements in the Financial Information section of Capitol's 2010 Annual Report, which is incorporated herein by reference.

(3)	Does not fully reflect an additional 20% salary reduction effective October 1, 2009.
(4)
Mr. Reid received two restricted stock grants on February 6, 2008 totaling 9,812 shares, and two grants on August 7, 2008 totaling 13,478 shares.  Such restricted shares vest on a graded basis on the anniversary of the grant date each year.  Mr. Reid will receive 25% of the grant amount at that time.  The amount reported represents 25% of the grant date fair value reflecting one year's service of the four-year vesting period.

(5)	In 2008, Mr. Reid elected to forgo $100,000 in non-equity incentive compensation due to him under his employment agreement.
(6)
Includes $1,166 in lease payments and insurance for an automobile provided by the company that was used for personal use, $23,250 for the economic value of a split-dollar life insurance policy paid on his behalf and $806 for life/disability premiums paid on his behalf.

(7)
Includes $1,192 in lease payments and insurance for an automobile provided by the company that was used for personal use, $19,650 for the economic value of a split-dollar life insurance policy paid on his behalf, $1,042 received from dividends received on unvested restricted stock and $409 for life/disability premiums paid on his behalf.

(8)
Includes $6,600 contributed to Capitol's 401(k) plan, $1,192 in lease payments and insurance for an automobile provided by the company that was used for personal use, $19,650 for the economic value of a split-dollar life insurance policy paid on his behalf and $27,672 received from dividends received on unvested restricted stock.

(9)	Mr. Hendrickson and Mr. Connell were employed by Capitol through December 31, 2010, but both resigned prior to the date of this Proxy Statement.
(10)	The larger amount is solely attributable to 27 payroll periods in the 2010 calendar year, compared to 26 in 2009 and 2008. Such occurrence occurs approximately every 7 years.
(11)
Mr. Hendrickson, Ms. Reid and Mr. Thomas each received a restricted stock grant of 2,000 shares on April 21, 2006.  Such restricted shares vest on a cliff basis on April 21, 2011 at which time the award becomes 100% vested.  The amount reported is 20% of the grant date fair value reflecting one year's service of the five-year vesting period.   Amount shown represents 2007 amortization of total intrinsic value of the restricted stock award as of the grant date.

(12)	Includes an $11,216 automobile allowance and $583 for life/disability premiums paid on his behalf.
(13)	Includes $589 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance, $100 from dividends received on unvested restricted stock and $431 for life/disability premiums paid on his behalf.
(14)	Includes $6,600 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance and $1,000 from dividends received on unvested restricted stock.
(15)	Mr. Connell received a restricted stock grant of 224,720 shares on July 13, 2010. Such restricted shares vest on a cliff basis on May 11, 2011 at which time the award becomes 100% vested.
(16)	Mr. Connell received a living allowance of $5,000 per month, beginning in May 2010.
(17)	Includes an $11,216 automobile allowance and $570 for life/disability premiums paid on her behalf.
(18)	Includes $346 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance, $100 from dividends received on unvested restricted stock and $431 for life/disability premiums paid on her behalf.
(19)	Includes $6,600 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance and $1,000 from dividends received on unvested restricted stock.
(20)	Includes an $11,216 automobile allowance and $520 for life/disability premiums paid on his behalf.
(21)
Includes $1,260 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance, $100 from dividends received on unvested restricted stock and $431 for life/disability premiums paid on his behalf.

(22)	Includes $6,600 contributed to Capitol's 401(k) plan, a $10,800 automobile allowance and $1,000 from dividends received on unvested restricted stock.

Employment Agreements

Joseph D. Reid

In March 2003, Capitol entered into an employment agreement with Mr. Reid.  The agreement had an initial term of three years, which was set to expire in March 2006.  Pursuant to the terms of the agreement, its employment period is automatically extended for a three-year term on each annual anniversary of the agreement, unless Capitol provides Mr. Reid with notice sixty days prior to such anniversary.  The agreement permits Capitol to give Mr. Reid notice of its intention to stop the automatic renewal, in which case the agreement will expire two years and sixty days from the date of Capitol's notice to him.  Capitol has not provided notice of its intention to stop the automatic renewal in 2010.  Accordingly, the agreement will not expire until at least March 13, 2014.

Capitol is not permitted to reduce Mr. Reid's annual salary at any time during the term of the agreement.  However, Mr. Reid asked for a voluntary reduction in his 2009 compensation totaling 30%, 10% in January 2009 and an additional 20% in October 2009.  Additionally, effective March 31, 2011, Joseph D. Reid asked for a voluntary reduction of his base salary of 25%.

During the term of his employment, Mr. Reid will be entitled to an annual cash bonus based on achieving targets for both growth rates for earnings per share and consolidated assets.  Mr. Reid is also entitled to certain long-term incentive compensation consisting of common stock and cash.  Capitol will grant Mr. Reid options to purchase shares of Capitol's common stock at an exercise price equal to the fair market value of Capitol's common stock on the date of such grant based on specific corporate development objectives during the term of the agreement.

In 2006, both Mr. Reid and the Compensation Committee began a review of Mr. Reid's current compensation under the terms of his employment agreement.  At the time the agreement was entered into in 2003, neither Mr. Reid nor the Compensation Committee anticipated the rate of growth of affiliate banks that Capitol had been able to achieve.  Under the terms of the agreement, Mr. Reid was, in part, incentivized to develop new banks, being awarded stock options based on the number of banks developed.

In August 2007, Mr. Reid and Capitol entered into an amendment to his employment agreement which reduced his total cash compensation and limited the equity incentives paid to him based on the future development of Capitol.  The amendment amended the original agreement as follows:

•	reduce Mr. Reid's salary to $900,000;
•	delete references to Mr. Reid's right to defer his compensation;
•	change the date on which certain amounts are paid to Mr. Reid to avoid any potential issues arising under Section 409A of the Code;
•
revise Mr. Reid's long-term stock award for each new bank or holding company opened or acquired by Capitol ("New Affiliate") from an option for 30,000 shares of Capitol's common stock to $50,000 in cash and a restricted stock award for shares of Capitol's common stock having a fair market value of $100,000; and

•	Mr. Reid is not entitled to receive any compensation for more than ten New Affiliates in each fiscal year.

Lee W. Hendrickson, Lawrence Connell, Cristin K. Reid and Bruce A. Thomas

At year-end 2010, Capitol had employment agreements with each of the Named Executive Officers, with the exception of Lawrence Connell.  On November 15, 2010, following prior approval by the Compensation Committee of Capitol's Board of Directors, employment agreements with the following

Named Executive Officers were amended and restated in their entirety: Cristin K. Reid, Lee W. Hendrickson and Bruce A. Thomas.

The Named Executive Officers entered into the Amended and Restated Employment Agreements at the request of Capitol to provide for greater uniformity concerning the employment agreements for Capitol's executive officers and to update the prior employment agreements to reflect changes in the law.  The Amended and Restated Employment Agreements incorporate the current salary level of each Named Executive Officer, acknowledge the 10% voluntary salary reductions discussed previously herein and include several additional provisions considered beneficial to Capitol when compared to the earlier employment agreements including:

•	a 36 month term rather than the 60 month term as set forth in the current employment agreements;
•
a double trigger provision for any payments made in connection with a change of control (the earlier employment agreements with the Named Executive Officers could be terminated by the Named Executive Officer upon a change of control for which the Named Executive Officer would also be entitled to receive a severance payment);

•
a provision providing for the recoupment of incentive compensation if Capitol's Board of Directors, or an appropriate committee thereof, determines that any fraud, negligence, or intentional misconduct by the Named Executive Officer is a significant contributing factor to Capitol having to restate all or a portion of its consolidated financial statements, pursuant to which Capitol's Board of Directors or applicable committee may require reimbursement of any bonus or incentive compensation previously paid to the Named Executive Officer; and

•	a requirement that the Named Executive Officer sign a general release of Capitol prior to the payment of any severance amount upon termination of employment.

Pursuant to the Amended and Restated Employment Agreements, Capitol agreed to employ the Named Executive Officers for a term of 36 months beginning on November 15, 2010, each in their current respective positions with Capitol.  Under the Amended and Restated Employment Agreements for each of the Named Executive Officers, on each anniversary date of the agreement, the employment period will be automatically extended for an additional year, unless Capitol has provided prior notice to the Named Executive Officer that the term will not be extended further.  Mr. Hendrickson’s agreement terminated upon his resignation in 2011.

Ms. Reid and Messrs. Hendrickson and Thomas asked for a voluntary salary reduction of 10% effective January 1, 2009.

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Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2010:

Grants of Plan-Based Awards

Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)

Joseph D. Reid (1)	N/A	N/A	N/A	N/A	--	N/A	--	N/A
Lee W. Hendrickson	N/A	N/A	N/A	N/A	--	N/A	--	N/A
Lawrence Connell (2)	7/13/2010	N/A	N/A	$ 400,002	224,720	$ 400,002	--	N/A
Cristin K. Reid	N/A	N/A	N/A	N/A	--	N/A	--	N/A
Bruce A. Thomas	N/A	N/A	N/A	N/A	--	N/A	--	N/A

N/A	Not applicable.
(1)
Pursuant to his amended Employment Agreement, Mr. Reid is eligible for a cash bonus of 2% of Capitol's net income upon certification of the Compensation Committee that the growth of both Capitol's earnings per share and total assets equals or exceeds 10% of the immediately preceding fiscal year.  No bonus award was earned for 2010.

(2)	Mr. Connell received a restricted stock grant of 224,720 shares on July 13, 2010. Such restricted shares vested on a cliff basis on May 11, 2011 at which time the award became 100% vested.

Capitol Bancorp Limited 2011 Equity Incentive Plan

The terms of the 2011 Incentive Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.  The 2011 Incentive Plan was adopted to provide a means by which employees, directors and consultants may be given an opportunity to purchase Capitol's common stock to assist Capitol in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for Capitol's success.  Capitol does not currently intend to submit the 2011 Incentive Plan to its shareholders.  Notwithstanding the foregoing, Capitol does intend to submit the 2011 Incentive Plan for shareholder approval if Capitol desires to issue awards that are intended to satisfy the requirements of (A) Section 162(m) of the Internal Revenue Code of 1986, as amended regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to covered employees, (B) Section 422 of the Code regarding "incentive stock options", (C) Rule 16b-3 of the Securities Exchange Act of 1934, as amended or (D) the listing standards of any applicable stock exchange rules on which Capitol seeks to list its securities.  As of the date of this proxy statement, no awards have been issued under the 2011 Incentive Pan.

Capitol Bancorp Limited 2007 Equity Incentive Plan

The 2007 Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares and performance units, and (vi) other stock awards. Each of these is referred to individually as an "Award."  Those who are eligible for Awards under the 2007 Incentive Plan include employees, directors and consultants who provide services to Capitol and its affiliates.  All employees, officers and directors are eligible to be selected by the Administrator of the 2007 Incentive Plan to receive Awards.  Capitol's shareholders have approved up to 350,000 shares of Capitol's common stock for issuance under the 2007

Incentive Plan.  The number of shares available for issuance under the 2007 Incentive Plan will be increased on January 1 of each year, beginning with January 1, 2008, in an amount up to a maximum of two percent (2%) of the outstanding shares on December 31 of the immediately preceding year.

Capitol Bancorp Ltd. Management Incentive Plan

Capitol's MIP was approved by its shareholders in 2003.  The MIP provides the Compensation Committee the latitude to establish primarily cash-based incentive compensation programs to promote high performance and achievement of corporate goals by officers, encourage the growth of shareholder value and allow officers to participate in the long-term growth and profitability of Capitol.

Under the MIP, the Compensation Committee may elect to issue awards in the form of shares of Capitol's common stock, restricted stock units or cash.  In issuing such shares as awards under the MIP, the Compensation Committee may establish any conditions or restrictions it deems appropriate.  In 2010, Capitol did not issue any awards to the Named Executive Officers from the MIP.

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2010 and 2011 Grants

The Compensation Committee did not award any option grants in 2010.

The following table sets forth all outstanding equity awards at year-end 2010 for the Named Executive Officers.  Prior to entering into Mr. Reid's employment agreement in 2003, Mr. Reid and Capitol were operating under a prior employment agreement which provided for automatic grants of stock options based on the number of outstanding shares of Capitol.  Such provision of Mr. Reid's original employment agreement was eliminated by the 2003 employment agreement executed by Mr. Reid and Capitol.  Many grants listed below relate to grants made under Mr. Reid's prior employment agreement.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards(1)			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Joseph D. Reid	60,000	$ 25.27	5/25/11	11,646 (2)	$ 6,056
	10,875	16.40	7/9/11	—	—
	30,000	25.86	8/5/11	—	—
	55,927	16.40	9/30/11	—	—
	30,000	34.31	1/10/12	—	—
	77	16.40	3/15/12	—	—
	30,000	31.86	5/5/12	—	—
	270,000	32.03	6/29/12	—	—
	258,000	37.48	12/30/12	—	—
	150,000	22.46	8/1/14	—	—
	71,428	2.01	11/16/14	—	—
Lee W. Hendrickson	20,000	30.21	5/16/11	2,000 (3)	1,040
	33,841	2.01	11/16/14	—	—
Lawrence Connell	—	—	—	224,720	116,854
Cristin K. Reid	20,000	30.21	5/16/11	2,000 (3)	1,040
	32,539	2.01	11/16/14	—	—
Bruce A. Thomas	20,000	30.21	5/16/11	2,000 (3)	1,040
	27,658	2.01	11/16/14	—	—

(1)	All stock option awards were vested as of December 31, 2010.
(2)
Mr. Reid received two restricted stock grants on February 6, 2008 totaling 9,812 shares, and two grants on August 7, 2008 totaling 13,478 shares.  Such restricted shares vest over a four-year period on a graded basis on the anniversary of the grant date each year.  Mr. Reid receives 25% of the grant amount at each vesting date.

(3)
Mr. Hendrickson, Ms. Reid and Mr. Thomas each received a restricted stock grant of 2,000 shares on April 21, 2006.  Such restricted shares vested on a cliff basis on April 21, 2011 at which time the award became 100% vested.

(4)	Based upon Capitol's common stock closing price as of December 31, 2010 of $0.52 per share as reported by the NYSE.

Option Exercises and Stock Vested 2010
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph D. Reid	—	—	2,452	$ 4,978 (1)1)
	—	—	3,370	4,583 (2)
Lee W. Hendrickson	—	—	—	—
Lawrence Connell	—	—	—	—
Cristin K. Reid	—	—	—	—
Bruce A. Thomas	—	—	—	—

(1)	Value based upon Capitol's common stock price per share as reported by the NYSE on February 5, 2010 ($2.03), the vesting date.
(2)	Value based upon Capitol's common stock price per share as reported by the NYSE on August 6, 2010 ($1.36), the vesting date.

Pension Benefits 2010

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Joseph D. Reid	N/A	N/A	N/A	N/A
Lee W. Hendrickson	Executive Supplemental Income Agreement	15	$ 250,448	—
Lawrence Connell	N/A	N/A	N/A	N/A
Cristin K. Reid	N/A	N/A	N/A	N/A
Bruce A. Thomas	Executive Supplemental Income Agreement	11	N/A	—

N/A	Not applicable.
(1)
Executives become eligible for benefit payments once they have reached 15 years of service and age 65.  The benefit does not increase with additional years of service.  Accordingly, if an executive has more than 15 years of service, the table reflects 15 years.

Other Potential Post-Employment Payments

Capitol has entered into certain plans and agreements that require it to provide compensation to the Named Executive Officers in the event of a termination of employment.  These are described below.

Executive Supplemental Income Agreements

In an effort to retain the long-term services of certain of its executives, Capitol has entered into executive supplemental income agreements.  The individual agreements provide for payment of an annual benefit or lump sum payment to the subject employee or designated beneficiary, which is approximately equal to a percentage of the annual base salary of each employee, when entered into, for a period up to 15 years in the event of either the employee's retirement or death before attaining retirement age.  Normal retirement age is 65 years of age.  An employee may retire at age 55 with 15 years of service and receive a partial benefit.  The benefit is fixed at the execution of the agreement.  In the event of a change of control of Capitol (as defined in the agreements), which is not approved by Capitol's Board of Directors, each employee can retire with full benefits at any time after attaining the age of 55 without approval of the Board of Directors.  The benefit liabilities under the agreements are covered by life insurance contracts funded by Capitol and/or its subsidiaries.

In calculating the present value of accumulated benefits, Capitol has assumed that each employee would successfully meet the eligibility requirements (i.e., 15 years of continuous service and attainment of age 65).  Capitol has also assumed for such calculation that each employee would retire upon attainment of age 65.  Capitol took the lump sum amount needed to satisfy the benefits for each executive and reduced it to present value using a discount rate of 8%.  Capitol then calculated the number of years remaining until the employee reached age 65.  Finally, Capitol then accrued the cost accordingly to accumulate the amount needed to fund the annual benefit.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, the voting members of the Compensation Committee were James C. Epolito, Kathleen A. Gaskin and Lewis D. Johns.  Except for Lewis D. Johns, none of these persons were, during such fiscal year, an officer or employee of Capitol or any of its subsidiaries, or was formerly an officer of Capitol or any of its subsidiaries or had any relationship requiring disclosure by Capitol under any paragraph of Item 404 of Regulation S-K of the SEC.  Please see "Certain Relationships and Related Transactions" on page 49 for information on Lewis D. Johns.

No executive officer of Capitol served as a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another publicly-traded entity, one of whose executive officers served on the Compensation Committee or Board of Directors of Capitol.  No executive officer of Capitol served as a Director of another publicly-traded entity, one of whose executive officers served on the Compensation Committee of Capitol.  No executive officer of Capitol served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another publicly-traded entity, one of whose executive officers served as a member of the Compensation Committee or as a Director of Capitol.

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Director Compensation

The following table sets forth compensation paid to Capitol's nonemployee directors in 2010.  Directors who are employees receive no additional compensation for serving on the Board or its committees and are omitted from this table.

Nonemployee Director Compensation in 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Paul R. Ballard(3)	$ 74,464	—	$ 15,000 (8)	$ 238,500 (9)	$ 327,964
David L. Becker	14,000	—	15,000 (10)	3,000	32,000
Michael J. Devine	14,500	—	15,000 (11)	3,500	33,000
James C. Epolito	7,500	—	15,000 (12)	2,500	25,000
Gary A. Falkenberg	11,500	—	15,000 (13)	3,500	30,000
Joel I. Ferguson	17,000	—	15,000 (14)	3,000	35,000
Kathleen A. Gaskin	11,000	—	15,000 (15)	10,500	36,500
H. Nicholas Genova	9,000	—	15,000 (16)	3,500	27,500
Richard A. Henderson(4)	8,000	—	15,000	500	23,500
Lewis D. Johns	20,500	—	15,000 (17)	3,500	39,000
Michael L. Kasten(5)	153,000	—	15,000 (18)	14,000	182,000
Steven L. Maas	17,500	—	15,000 (19)	3,500	36,000
Calvin D. Meeusen(3)	31,750	—	-0-	500	32,250
Lyle W. Miller(6)	71,500	—	15,000 (20)	3,500	90,000
Myrl D. Nofziger(3)	19,150	—	15,000 (21)	10,500	44,650
David O'Leary(7)	45,500	—	15,000 (22)	3,000	63,500
Ronald K. Sable(3)	15,530	—	15,000 (23)	9,000	39,530
		—

(1)
Capitol's nonemployee directors received a $15,000 retainer in the form of stock options for service in 2010.   All stock options issued to directors in 2010 were issued under the 2007 Incentive Plan.  The amounts in this column reflect the aggregate grant date fair value of restricted stock and option awards reported in these columns computed in accordance with Accounting Standards Codification Topic 718.  For a discussion of the assumptions made in the calculation of the option awards reported in this column, see Note K of the Notes to Consolidated Financial Statements in the Financial Information section of Capitol's 2010 Annual Report, which is incorporated herein by reference.

(2)
All nonemployee directors receive a travel allowance per Board meeting attended.  Nonemployee directors are responsible for payment of their own travel accommodations and do not receive reimbursement for such costs.

(3)	Compensation in 2010 included board fees for service on the board of directors of affiliate(s) of Capitol in 2010.
(4)	Mr. Henderson resigned from the Board of Directors in May 2010.
(5)	Mr. Kasten's compensation in 2010 included fees for service on various boards of directors of affiliates of Capitol in 2010 as well as a fee of $80,000 for his service as vice chairman of Capitol.
(6)	Mr. Miller's compensation included a fee of $50,000 for his service as vice chairman of Capitol in 2010.
(7)	Mr. O'Leary's compensation included a fee of $25,000 for his service as secretary of Capitol.
(8)	As of December 31, 2010, Mr. Ballard had 23,661 stock options outstanding, all of which are vested.
(9)
Mr. Ballard received $235,000 in payment for a retirement benefit established under an Executive Supplemental Income agreement entered into in January 1991.  He formerly served as president for an affiliate of Capitol.

(10)	As of December 31, 2010, Mr. Becker had 22,229 stock options outstanding, all of which are vested.
(11)	As of December 31, 2010, Mr. Devine had 23,662 stock options outstanding, all of which are vested.
(12)	As of December 31, 2010, Mr. Epolito had 22,962 stock options outstanding, all of which are vested.
(13)	As of December 31, 2010, Dr. Falkenberg had 22,962 stock options outstanding, all of which are vested.
(14)	As of December 31, 2010, Mr. Ferguson had 21,314 stock options outstanding, all of which are vested.
(15)	As of December 31, 2010, Ms. Gaskin had 22,962 stock options outstanding, all of which are vested.
(16)	As of December 31, 2010, Mr. Genova had 22,229 stock options outstanding, all of which are vested.
(17)	As of December 31, 2010, Mr. Johns had 23,056 stock options outstanding, all of which are vested.
(18)	As of December 31, 2010, Mr. Kasten had 23,769 stock options outstanding, all of which are vested.
(19)	As of December 31, 2010, Mr. Maas had 15,883 stock options outstanding, all of which are vested.
(20)	As of December 31, 2010, Mr. Miller had 23,056 stock options outstanding, all of which are vested.
(21)	As of December 31, 2010, Mr. Nofziger had 22,229 stock options outstanding, all of which are vested.
(22)	As of December 31, 2010, Mr. O'Leary had 23,097 stock options outstanding, all of which are vested.
(23)	As of December 31, 2010, Mr. Sable had 22,229 stock options outstanding, all of which are vested.

Cash Compensation

   Capitol provides nonemployee directors the following cash compensation:

•	$1,000 for each Board meeting attended in person;
•	$1,000 per committee meeting;
•	$500 per Board or committee meeting if participating by phone or electronic means;
•	Chairperson for each committee receives $2,000 per meeting; and
•	Travel allowance of $500 for in-state Board meetings and $1,500 for out-of-state Board meetings, based on the Director's residency.

Stock Compensation

•	Stock options with a value of $15,000 are granted annually as a board fee retainer using a Black-Scholes valuation model.

Potential Payments Upon Termination or Change in Control

Capitol has entered into certain agreements and maintains various plans that will require Capitol to provide compensation to the Named Executive Officers, with the exception of Lawrence Connell, in the event of a termination of employment or a termination following a change of control of Capitol.

Joseph D. Reid

As discussed previously, in 2003, Capitol entered into an employment agreement with Mr. Reid that provided for automatic renewal absent notification to the contrary.  Capitol is permitted to terminate Mr. Reid's employment for two reasons: (1) Death or Disability or (2) Cause.  "Disability" is defined as "the absence of the executive from the executive's duties with Capitol on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Capitol or its insurers and acceptable to the executive or the executive's legal representative."  "Cause" is defined as "(i) the willful and continued failure of the executive to perform substantially the executive's duties with Capitol or one of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the board which specifically identifies the manner in which the board believes that the executive has not substantially performed the executive's duties or (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Capitol."

Mr. Reid is permitted to terminate employment under the agreement for "Good Reason."  "Good Reason" is defined under the agreement as:

•
The assignment to Mr. Reid of any duties inconsistent in any material respect with Mr. Reid's position, authority, duties or responsibilities as contemplated by Section 2(a) of the agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Capitol promptly after receipt of notice thereof given by Mr. Reid;

•
Failure by Capitol to pay Mr. Reid his compensation under the terms of the agreement, other than an isolated, insubstantial and inadvertent action not taken in bad faith, and which is remedied by Capitol promptly after receipt of notice thereof given by Mr. Reid;

•
Capitol's requiring Mr. Reid to reside at any specific location, it being understood that Mr. Reid maintains multiple residences and offices, or Capitol's requiring the executive to travel on Company business to a greater extent than required immediately prior to the effective date of the

•

agreement or in the event of a change in control, the Company's requiring Mr. Reid to travel in a manner inconsistent with current practice in effect immediately preceding the date of Capitol's change of control;

Failure by Capitol to cause a successor to perform Capitol's obligations arising under the agreement; or

•	Upon a change of control of Capitol.

Generally, pursuant to Mr. Reid's amended employment agreement, a change of control is deemed to occur:

(i)     if any person acquires 20% or more of Capitol's voting securities (other than securities acquired directly from Capitol or its affiliates);
(ii)    if a majority of the directors as of the date of the agreement are replaced other than in specific circumstances;
(iii)   upon the consummation of a merger of Capitol or any subsidiary of Capitol other than (a) a merger which would result in the voting securities of Capitol outstanding immediately prior to the merger continuing to represent at least 50% of the voting power of the securities of Capitol outstanding immediately after such merger, or (b) a merger effected to implement a recapitalization of Capitol in which no person is or becomes the beneficial owner of securities of Capitol representing 20% or more of the combined voting power of Capitol's then-outstanding securities; or
(iv)          upon the liquidation or sale of Capitol's assets, other than a sale or disposition by Capitol of its assets to an entity of which at least 50% of the voting power is owned by shareholders of Capitol.

If Capitol terminates Mr. Reid's employment for a reason other than Cause or Disability, Capitol must pay Mr. Reid a lump sum within 75 days after termination equal to: (A) the sum of (i) Mr. Reid's annual base salary through the date of termination; and (ii) the product of (x) the higher of the most recent annual bonus and the annual bonus paid or payable for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365 (the "Accrued Obligations"); and (B) three times both Mr. Reid's annual base salary and Mr. Reid's highest annual bonus.  In addition, Capitol will maintain Mr. Reid's existing welfare benefits at the time of termination for three years.

If Capitol terminates Mr. Reid's employment for Cause or if Mr. Reid voluntarily terminates employment during the Employment Period, except for Good Reason, the agreement shall terminate and Capitol must pay Mr. Reid in a lump sum within 30 days of the date of termination: (A) his annual base salary through the date of termination, and (B) other benefits, in each case to the extent theretofore unpaid.  If termination occurs as a result of Disability or Death, Capitol is not responsible for any termination payments other than for payment of Accrued Obligations, the timely payment or provision of Other Benefits and Capitol's obligations under the Securities Repurchase Agreement.

If Capitol terminates Mr. Reid's employment within two years of a Change of Control for a reason other than Cause or Disability, or Mr. Reid terminates the agreement for Good Reason, Capitol must pay Mr. Reid in a lump sum within 30 days after termination: (A) the Accrued Obligations; and (B) three times the sum of Mr. Reid's annual base salary, the highest annual bonus and the aggregate amount of employer contributions to any qualified defined contribution plans for the most recently completed plan year.  In addition, Capitol will maintain Mr. Reid's existing welfare benefits at the time of termination for three years.

Lee W. Hendrickson, Cristin K. Reid and Bruce A. Thomas

On November 15, 2010, following prior approval by the Compensation Committee of Capitol’s Board of Directors, the employment agreements with the following Named Executive Officers were amended and restated in their entirety: Cristin K. Reid, Lee W. Hendrickson and Bruce A. Thomas.

The Named Executive Officers signed the Amended and Restated Employment Agreements at the request of Capitol to provide for greater uniformity concerning the employment agreements for Capitol's executive officers and to update the prior employment agreements to reflect changes in the law.  The Amended and Restated Employment Agreements incorporate the current salary level of each Named Executive Officer, acknowledge the 10% voluntary salary reductions discussed previously herein and include several additional provisions considered beneficial to Capitol when compared to the earlier employment agreements.

Under the new agreements, Capitol agreed to employ the Named Executive Officers for a term of 36 months beginning on November 15, 2010, each in their current respective positions.  Under the Amended and Restated Employment Agreements for the Named Executive Officers, on each anniversary date of the Amended and Restated Employment Agreement, the employment period will be automatically extended for an additional year provided that Capitol has not provided notice to the Named Executive Officer that the term will not be extended further.  Mr. Hendrickson’s agreement was terminated upon his resignation in 2011.

Each of the employment agreements is terminable with or without cause by Capitol. The Named Executive Officers have no right to compensation, severance payments or other benefits (except as set forth below) pursuant to the employment agreements for any period (i) after termination of employment by the Named Executive Officer without good reason or termination by Capitol for cause or disability, as those terms are defined in the employment agreements, (ii) following the expiration of the term of the agreement if Capitol determines not to further extend the agreement, or (iii) following the Named Executive Officer's retirement or death.

In the event that (i) Capitol terminates the employment of a Named Executive Officer without cause or (ii) the Amended and Restated Employment Agreement is terminated by the Named Executive Officer for good reason, the Named Executive Officer will be entitled to a cash severance amount (assuming such Named Executive Officer executes and delivers to Capitol a general release of claims in favor of Capitol) and continued participation in Capitol's group life, health, accident and disability insurance and other welfare benefit plans for a limited time following termination of employment, at the Named Executive Officer's cost.  The cash severance amounts payable to each Named Executive Officer would equal the aggregate annual base salary which would have been earned by such Named Executive Officer under the employment agreement (including any scheduled increase therein) for the period commencing on the day after the termination date and ending on the date of the end of the then applicable employment period.

Under the terms of the Amended and Restated Employment Agreements, if the employment of a Named Executive Officer is terminated without cause or if the Named Executive Officer separates from Capitol for good reason within 24 months of a "Change in Control" (each as defined in the Amended and Restated Employment Agreements), the Named Executive Officer will receive: (i) all salary earned through the date of termination, as well as a pro rata bonus and any compensation previously deferred; and (ii) an amount equal to three times the Named Executive Officer's highest annual base salary and three times the executive's highest annual bonus at Capitol during the three-year period prior to the Change in Control.  In addition, upon the occurrence of a Change in Control, all of the executive's stock options shall become fully vested, whether or not the executive is terminated. All payments under the agreement are to be made in a lump sum, in cash, six months following the date of termination of employment, unless earlier payment, in whole or in part, following the date of termination of employment is permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

Capitol did not enter into an employment agreement with Mr. Connell.

Potential Post-Employment Payments Table

The table below summarizes maximum lump sum amounts each Named Executive Officer would have been eligible to receive upon a change in control of Capitol or if their employment would have been terminated under the described scenarios as of December 31, 2010.  The table excludes (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts and (ii) vested account balances under Capitol's 401(k) plan.  For as long as Capitol is subject to a written agreement with the Federal Reserve Bank of Chicago, it is not permitted to pay amounts to Named Executive Officers for departure from Capitol for any reason other than death or disability, other than payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are otherwise required by applicable law.

Named Executive Officer	Quit/ Termination For Cause ($)	Involuntary Termination Not For Cause ($)	Change In Control(1) ($)	Change In Control With Termination ($)	Death(2) ($)	Disability(2) ($)
Joseph D. Reid	0	$1,500,406	$1,500,406	$1,500,406	$164,106	0
Lee W. Hendrickson(3)	0	1,076,400	0	1,347,840	0	0
Lawrence Connell	N/A	N/A	N/A	N/A	N/A	N/A
Cristin K. Reid	0	1,060,875	0	1,328,400	0	0
Bruce A. Thomas	0	901,744	0	1,129,140	0	0

N/A	Not applicable.
(1)
The amounts shown in this column reflect the value of restricted shares of common stock previously awarded to the Named Executive Officers with respect to which transferability restrictions lapse if a change in control of Capitol would have occurred on December 31, 2010.

(2)
The amounts in this column reflect the pro-rata value of the restricted shares of common stock previously awarded to the Named Executive Officers with respect to which transferability restrictions would have lapsed had the Named Executive Officers terminated employment because of death or disability on December 31, 2010.

(3)	Mr. Hendrickson was employed by Capitol through December 31, 2010, but resigned prior to the date of this Proxy Statement.

[The remainder of this page is intentionally left blank.]

Stock Ownership

The following table sets forth information as of November 1, 2011 regarding each person (including any group as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who was known to be the beneficial owner of more than 5% of Capitol's common stock as of that date, each of the directors (including each nominee for election as a director), the chief executive officer, Ms. Reid and Mr. Thomas, and all directors and executive officers as a group including the Named Executive Officers (excluding Messrs. Hendrickson and Connell, who resigned earlier in 2011):

Name of Beneficial Owner	Common Stock(1)(2)	Rights to Acquire(3)	Restricted Stock(4)	Percent of Common Stock(5)

Joseph D. Reid Capitol Bancorp Center 200 N. Washington Square Lansing, MI, 48933	958,467	843,427	5,822	4.32%
Michael L. Kasten(6)	140,194	22,229	—	*
Lyle W. Miller(7)	97,237	22,229	—	*
David O'Leary (8)	87,690	22,229	—	*
Paul R. Ballard	102,794	22,229	—	*
David L. Becker	84,854	22,229	—	*
Michael J. Devine	14,202	22,229	—	*
James C. Epolito	4,210	22,229	—	*
Gary A. Falkenberg	64,149	22,229	—	*
Joel I. Ferguson(9)	634,152	21,314	—	1.60%
Kathleen A. Gaskin	39,877	22,229	—	*
H. Nicholas Genova	116,871	22,229	—	*
Lewis D. Johns	250,963	22,229	—	*
Steven L. Maas(10)	821,960	15,883	—	2.04%
Calvin D. Meeusen(11)	97,626	—	—	*
Myrl D. Nofziger	68,398	22,229	—	*
Cristin K. Reid(12)	104,042	32,539	—	*
Ronald K. Sable	37,833	22,229	—	*
Bruce A. Thomas	37,088	27,658	—	*
All directors and executive officers as a group (32 Persons)(13)	4,049,001	1,397,230	5,822	12.85%

*    Less than 1%

(1)
Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are restricted stock holdings or (ii) may be acquired through stock option or warrant exercises.

(2)	Includes shares held in Capitol's Retirement Plan: 24,730 for Mr. Reid; 42,344 for Ms. Reid and 3,274 for Mr. Thomas.
(3)	Represents shares of common stock that can be acquired through stock options exercisable within sixty days after November 1, 2011.
(4)
Represents shares of common stock subject to a vesting schedule, achievement of certain performance criteria, forfeiture risk and other restrictions. Although these shares are subject to forfeiture provisions, the holder has the right to vote the shares and receive dividends, if any, until they are forfeited.

(5)	Assumes shares that such person has rights to acquire are outstanding.
(6)	Mr. Kasten reported 80,000 shares pledged as security.
(7)	Mr. Miller reported 35,300 shares pledged as security.
(8)	Mr. O'Leary reported 51,201 shares pledged as security.
(9)	Mr. Ferguson reported 3,000 shares pledged as security.
(10)	Mr. Maas reported 67,498 shares pledged as security.
(11)	Mr. Meeusen reported 9,096 shares pledged as security.
(12)	Ms. Reid reported 1,461 shares pledged as security. Excludes 19,619 stock options held by Brian K. English, Capitol's General Counsel and Ms. Reid's husband.
(13)
Includes 136,660 shares allocated and held in Capitol's Retirement Plan (formerly Capitol's separate 401(k) plan and ESOP), and 101,145 shares allocated and held in Capitol's Directors' Deferred Compensation Plan.  As a group, all directors and executive officers have 243,970 shares pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Rules and regulations promulgated by the SEC require periodic reporting of the beneficial ownership of and transactions involving Capitol's securities relating to directors, officers and beneficial owners of 10% or more of Capitol's securities.  Under those rules and regulations, it is required that certain acquisitions and divestitures of Capitol's securities be disclosed via reports filed within prescribed time limits.  Based on

Capitol's review of filings made during the year ended December 31, 2010, there were no transactions completed which were not reported timely pursuant to the filing requirements.

Executive Officers

Capitol's current executive officers are as follows:

Name	Age	Position with Capitol	Officer Since

Joseph D. Reid	68	Chairman of the Board and CEO	1988
Brian K. English	46	General Counsel	2001
David D. Fortune	52	Chief Credit Officer	2004
Nicholas G. Hahn	51	Interim Chief Financial Officer	2011
Michael M. Moran	52	Chief of Capital Markets	2000
Cristin K. Reid	43	Corporate President	1997
Todd C. Surline	52	Chief Administrative Officer	2007
Bruce A. Thomas	54	President of Bank Operations	1998

For more information with respect to Ms. Reid and Mr. Reid, see Nominees for Election as a Director for Terms Expiring in 2014 and Class III Directors with Terms Expiring in 2013.

Brian K. English – Mr. English has served in his current capacity as General Counsel since 2001.

David D. Fortune – Mr. Fortune has served as Chief Credit Officer for Capitol since 2004.  Prior to that time, he was a Senior Vice President/Credit Administration for Capitol.

Nicholas G. Hahn – Mr. Hahn was appointed to the position of Interim Chief Financial Officer for Capitol in September 2011.  Prior to joining Capitol, he served as Acting Chief Financial Officer of NewDay Financial LLC and as Chief Financial Officer of World Alliance Financial Corp., a subsidiary of KBC Bank, N.V.

Michael M. Moran – Mr. Moran joined Capitol in 2000 as the Executive Vice President of Corporate Development and currently serves as Chief of Capital Markets.

Todd C. Surline – Mr. Surline joined Capitol in 2007 as Chief of Human Capital Management.  He previously served as Vice President of Human Resources of Michigan State University Federal Credit Union.  He currently serves as Chief Administrative Officer.

Bruce A. Thomas – Mr. Thomas joined Capitol in 1998 as Senior Vice President of Risk Management.  He has also served as Chief Operating Officer and President of the Eastern Regions, and currently serves as President of Bank Operations.  Effective December 2010, Mr. Thomas also began serving as Acting Interim President of Capitol's largest banking subsidiary, Michigan Commerce Bank.

Certain Relationships and Related Transactions

Transactions

Capitol's banking subsidiaries have, in the normal course of business, made loans to certain directors and officers of Capitol and its subsidiaries and to organizations in which certain directors and officers have an interest.  In the opinion of management, such loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Capitol's subsidiary bank, Michigan Commerce Bank (“MCB”), leases its Brighton banking facility from Tri-O Development, of which three of David O'Leary's adult children are members.  Rent paid by MCB to the leasing entity amounted to $245,738 in 2010.  Additionally, MCB leases its Ann Arbor banking facility from South State Commerce Center L.L.C. in which Lyle W. Miller's Trust owns a 10% membership interest, H. Nicholas Genova's IRA owns a 10% membership interest and Kathleen A. Gaskin owns a 5% membership interest.  Rent paid by MCB for the Ann Arbor facility amounted to $557,368 in 2010, and maintenance fees amounted to $58,802.  MCB leases its Lansing facility from R & A Development, a Michigan limited partnership of which Joseph D. Reid and Lewis D. Johns are partners.  MCB paid rent of $106,743 in 2010 and $27,075 for leasehold and routine maintenance.  Capitol and its subsidiary bank, Capitol National Bank, paid rent of $622,340 in 2010 for their principal offices at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan to Business & Trade Center Limited, a Michigan limited partnership of which Joseph D. Reid and Lewis D. Johns are partners; additionally, the cost of leasehold improvements and routine maintenance paid in 2010 was $22,257.  Additionally, Capitol also leases space in the adjacent Phoenix Building from R & A Development and paid rent in the amount of $218,057 in 2010.  The lease rates represent what Capitol believes to be fair market value in the respective markets.  All leasing arrangements which involve insiders have been approved by Capitol's Ethics Committee and reported to bank regulatory agencies prior to their commencement, when appropriate.

Brian K. English, Capitol's general counsel, is licensed to practice law in Arizona, Colorado, Michigan and Ohio.  Mr. English is the son-in-law of Joseph D. Reid and the husband of Cristin K. Reid.  Mr. English was paid $250,809 in 2010.  Capitol employed Kelly D. Miller in 2010 as director of specialty finance; however, he is not a policy-making officer of Capitol.  He is the son of Lyle W. Miller and was paid $173,423 in 2010.

Capitol and its subsidiaries, on a consolidated basis, own approximately 16% of the outstanding membership interests of Access BIDCO, L.L.C., with an aggregate carrying value of approximately $488,000 at December 31, 2010. Joseph D. Reid, Capitol's chairman and chief executive officer also serves as chairman and chief executive officer of Access BIDCO, L.L.C.  Joseph D. Reid, III (son of Joseph D. Reid) serves as president and chief operating officer of Access BIDCO, L.L.C. and its subsidiary, and Lee W. Hendrickson, who served as Capitol's chief financial officer during 2010, also serves as Access BIDCO, L.L.C.'s chief financial officer, secretary and treasurer.  Certain other individuals who serve as directors of Access BIDCO, L.L.C. also serve as officers and/or directors of Capitol.

Review of Related-Person Transactions

Capitol has written procedures for reviewing transactions between Capitol and its directors and executive officers, their immediate family members and entities with which they have a position of responsibility or relationship.  These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Capitol annually requires each of its directors and executive officers to complete a questionnaire that collects updated information about related-person transactions.  Executive management reviews all transactions and relationships disclosed in the director and officer questionnaires and brings to the attention of the Ethics Committee and Capitol's Board of Directors any matters warranting their attention, as well as the availability of the questionnaires for their review.  The Board of Directors makes a formal determination regarding each director's independence under Capitol's Corporate Governance Guidelines.

In addition to the Ethics Committee's review, the Board of Directors is regularly reminded to discuss any proposed transaction involving a director and Capitol with its general counsel's office prior to engaging in any such transaction. Members of Capitol's legal department are also instructed to inform Capitol's general counsel of any transaction between a director and Capitol that comes to their attention.

Upon receiving any notice of a related-person transaction involving a director, Capitol's general counsel will discuss the transaction with the chair of Capitol's Ethics Committee. If the transaction has not yet occurred and any likelihood exists that the transaction could impair the director's independence or would present a conflict of interest for the director, Capitol's general counsel will discuss the transaction and its ramifications with the director before the transaction occurs.

If the transaction has already occurred, Capitol's general counsel and the chair of Capitol's Ethics Committee will review whether the transaction could affect the director's independence and determine whether a special Board meeting should be called to consider the issue.  If a special Board meeting is called and the director is determined to no longer be independent, such director, if he/she serves on any of the Audit, Nominating and Governance or Compensation committees, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the applicable committee.  If the transaction presents a conflict of interest, the Board will determine the appropriate response.

Upon receiving notice of any transaction between Capitol and an executive officer that may present a conflict of interest, Capitol's general counsel will discuss the transaction with Capitol's chief executive officer (or, if the transaction involves the chief executive officer, the chair of the Audit Committee) to determine whether the transaction could present a conflict of interest.  If the transaction has already occurred and a determination is made that a conflict of interest exists, the general counsel, chief executive officer and chair of the Ethics Committee will determine the appropriate response.

Capitol's procedures for reviewing related person transactions do not require the approval or ratification of such transactions.  Accordingly, the related person transactions described above were not approved or ratified by Capitol.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of Capitol has selected BDO USA, LLP (BDO), independent auditors, to audit Capitol's financial statements for the year ending December 31, 2011, and recommends that shareholders vote for ratification of such appointment.

BDO has served as Capitol's independent auditors since 1994.  Capitol's Audit Committee and Board of Directors believe the firm is well qualified to act in that capacity again this year.  As a matter of good corporate governance, the selection of BDO is being submitted to shareholders for ratification.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.  Even if BDO is ratified as independent auditors by the shareholders, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Capitol and its shareholders.

CAPITOL'S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO
RATIFY THE APPOINTMENT OF BDO USA, LLP AS INDEPENDENT AUDITORS.

Relationship with Independent Registered Public Accounting Firm

Representatives of BDO USA, LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

The following is a summary of BDO USA, LLP's fees for professional services rendered to Capitol during 2010 and 2009, which fees totaled $1,018,311 and $1,133,195, respectively, and are categorized in accordance with the SEC's rules on auditor independence.

Audit Fees

BDO USA, LLP's fees totaled $974,486 and $1,069,071 in connection with the audit of Capitol's consolidated financial statements and reviews of the financial statements included in Capitol's quarterly reports on Form 10-Q for the years ended December 31, 2010 and 2009, respectively, and its audit of Capitol's internal control over financial reporting in 2009 (which was not required for 2010).  In addition, audit fees incorporate BDO USA, LLP's audits of certain bank and bank-development subsidiaries of Capitol.  Audit fees also include fees for audit services related to registration statements.

Audit Related Fees

Capitol paid $41,000 and $60,600 during 2010 and 2009, respectively, to BDO USA, LLP for audit related services, including audits of employee benefit plans and other attest services.

Tax Fees

BDO USA, LLP was paid $2,825 and $3,524 during 2010 and 2009, respectively, for federal tax return assistance related to employee benefit plans for Capitol and its subsidiaries.

All Other Fees

BDO USA, LLP did not perform any other services during 2010 or 2009 for Capitol.

The Audit Committee has considered whether the provision of services described under the headings "Tax Fees" and "All Other Fees" is compatible with maintaining BDO USA, LLP's independence.  Based on its consideration of the nature of work performed and amount of the fees paid to BDO USA, LLP for those services, Capitol's Audit Committee concluded the provision of such services is compatible with maintaining BDO USA, LLP's independence.

Capitol's Audit Committee's current policy requires pre-approval of all audit and nonaudit services provided by the independent registered public accounting firm before such firm begins substantial performance of any engagement.  The Audit Committee may delegate authority to a member of the Audit Committee to pre-approve the engagement of independent registered public accounting firms when the entire committee is unable to do so.  All such pre-approvals must be reported to the entire committee at the next committee meeting.  The Audit Committee's pre-approval policy prohibits BDO USA, LLP from providing any nonaudit services that are prohibited by the SEC or the Public Company Accounting Oversight Board.  All fees paid to BDO USA, LLP for services performed in 2009 and 2010 were pre-approved pursuant to this policy.

PROPOSAL THREE: AMEND ARTICLES OF INCORPORATION TO PROVIDE FOR MAJORITY VOTING FOR DIRECTORS

Shareholder Proposal

        RESOLVED, that the shareholders of Capitol hereby request that the Board of Directors initiate the appropriate process to amend Capitol's Articles of Incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement

       We believe that the ability to elect directors is the single most important aspect of a shareholder's right to vote.  Under a plurality voting system, a nominee is elected if he or she receives very few, or even a single vote, regardless of how many shareholders withhold their votes for that nominee.  In a corporate governance system where incumbent directors have access to the assets of the company to promote their candidacy, we believe this is not a legitimate process for electing directors.  We believe that the plurality voting standard is rapidly becoming an outdated corporate governance practice that serves only to protect entrenched boards of directors and to frustrate the ability of the shareholders to hold directors accountable.  Leading bank holding companies like Bank of America Corporation and Wells Fargo & Company have already adopted majority vote standards for director elections.

       The proposed majority vote standard would require that a director receive a majority of votes cast in order to be elected to the Board.  We believe meaningful director elections are in the best interests of shareholders and in the public interest as well.  In our opinion, the current voting system does not grant any legal significance to a “withhold” vote.  Only majority vote director elections will restore legal significance and meaning to a fundamental shareholder right.

For these reasons, we ask shareholders to vote YES on this proposal.

Board of Directors’ Response to Shareholder Proposal

Capitol’s Board of Directors unanimously recommends that you vote AGAINST this proposal.

       After careful consideration, Capitol’s Board of Directors recommends a vote against this proposal because, for the reasons discussed below, this proposal would cause undue uncertainty and expense without achieving the purported goal of facilitating shareholder rights.

       Capitol is incorporated in Michigan, and Capitol’s directors are currently elected based on a plurality voting standard (the default standard under Michigan law).  Under plurality voting, the director nominees who receive the most affirmative votes are elected to serve on Capitol’s Board.  Many large public companies incorporated in Michigan, Delaware and elsewhere use a plurality voting standard.  Under plurality voting, Capitol’s shareholders have a history of electing strong and independent Boards.  The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient and transparent manner.  Plurality voting avoids the destabilizing risk of “failed elections” in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and ensures that all open positions are filled at each election.

       The plurality standard has served Capitol well for many years.  In fact, the Board is not aware of any instance in which plurality voting prevented Capitol’s shareholders from either electing the directors they wanted to elect, or otherwise expressing their dissatisfaction with any particular director or the Board as a whole.

       The Board believes that Capitol has strong corporate governance processes that are designed to identify and propose director nominees who will serve the best interests of Capitol and all of its shareholders under any voting standard.  Director nominees are evaluated and recommended for election by the Nominating and Governance Committee, all of whose members are independent directors.  Capitol also includes on page 14 of this proxy statement information on how shareholders can communicate their views on potential nominees or other matters to the Board.  Thus, Capitol believes that it already maintains appropriate mechanisms for electing an effective board of directors committed to delivering long-term shareholder value.  In contrast, the Board believes that the majority voting standard contemplated by the proposal has a number of disadvantages, as summarized below.

        First, the proposal would cause undue uncertainty.  The proposal does not address what would occur if no director candidate receives the requisite majority vote.  The proposal does not address how or when Capitol would fill any vacancy resulting from a resignation of a director who did not receive the requisite majority vote or take into account that such vacancies could be disruptive and could significantly interfere with the functioning of the Board.  As a practical matter, the Board would likely have to fill the position through action of the remaining members, a result which would hardly achieve the proponent’s goal of providing shareholders with a greater voice in director elections.  Alternatively, Capitol could face multiple resignations or vacancies as a result of directors failing to receive the requisite majority vote, which might result in a failure by Capitol to meet NYSE listing requirements relating to the independence and financial literacy of directors or SEC requirements relating to audit committee financial experts.  Capitol’s current voting and corporate governance structure, under which shareholders may still express dissatisfaction with the Board by withholding votes for certain directors or proposing nominees, allows Capitol to maintain a stable Board while evaluating an appropriate response to shareholder dissatisfaction.  Consideration of all relevant factors on a case-by-case basis, rather than the uncertainty and potential disruption and regulatory noncompliance that would result from the implementation of a majority voting standard, gives the Board flexibility and enables it to avoid undesirable and disruptive governance consequences or potential noncompliance with regulatory requirements.

        Second, the consequences of adopting a majority voting standard may not be fully understood in light of an amendment to the NYSE rule concerning broker votes in director elections.  Under NYSE Rule 452, a broker is not permitted to vote the shares of an account holder for the election of directors if the account holder has not provided voting instruction to his or her broker.  This change, which became effective January 10, 2010, has resulted in far fewer votes being cast in future director elections because brokers representing investors will no longer be able to cast the large number of votes for which account holders did not respond to the request for voting instructions.  This NYSE rule, by significantly reducing the number of votes cast, in combination with a voting standard that requires a majority of votes cast, may allow a minority of shares or a single-issue activist to defeat the election of a director or group of directors, resulting in an outcome that may be unfair to the majority of shareholders or inconsistent with Capitol’s long-term goals.

       Third, another consequence of the proposal may be to unnecessarily increase the cost of soliciting shareholder votes.  Implementation of this proposal could provide special interest shareholder groups with the power to promote “vote-no” campaigns against the election of one or more of the Board's director nominees, forcing Capitol to employ a proactive telephone solicitation, a second mailing or other strategies to obtain the required votes.  The result may be increased spending for routine elections, which is not the best use of Capitol’s funds.

        Finally, the Board believes that the quality of Capitol’s directors has a far greater impact on the Corporation’s governance than the voting standard used to elect them.  Capitol’s current procedures for nominating directors include a careful evaluation process.  The Nominating and Governance Committee and the Board thoroughly evaluate each nominee's skills, experience and independence, as well as the criteria set forth in Capitol’s Nominating and Governance Committee Charter and Corporate Governance Guidelines, which are described elsewhere on pages 15 and 16 and are available on Capitol’s website at www.capitolbancorp.com.  This review process ensures that Capitol is governed and managed with the highest standards of responsibility, ethics and integrity.  This review process also demonstrates a commitment to Capitol’s long-term success and affirms Capitol’s commitment to strong corporate governance policies and practices.

CAPITOL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
THIS SHAREHOLDER PROPOSAL.

Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a shareholder indicates otherwise in voting the proxy.

PROPOSAL FOUR: REDEMPTION OF PREFERRED STOCK PURCHASE RIGHTS UNDER
CAPITOL’S TAX BENEFITS PRESERVATION PLAN

Shareholder Proposal

       RESOLVED, that the shareholders of Capitol hereby request that the Board of Directors take all necessary action to promptly redeem all outstanding preferred stock purchase rights issued under Capitol's Tax Benefits Preservation Plan adopted July 21, 2011 (the “Plan”), terminate the Plan, and not thereafter adopt or extend any rights agreement or similar plan unless such adoption or extension is approved by an affirmative vote of the holders of a majority of the outstanding voting stock of Capitol within not more than twelve months after the date of such adoption or extension.

Supporting Statement

       On July 25, 2011, the Board of Directors of Capitol announced that it had adopted a Tax Benefits Preservation Plan.  Such plans purport to protect tax assets, but are structurally the same as so-called “poison pills” because they are designed to deter attempts to acquire control of the company adopting the plan.  Although we recognize the theoretical tax benefits associated with the Plan, it was adopted without shareholder approval.  We believe that Capitol’s shareholders should have the power to decide whether a poison pill benefits Capitol’s shareholders or whether it inappropriately limits their ability to decide what is a fair price for their shares.

       Poison pills can be used to entrench management and the board of directors by discouraging opportunities to maximize shareholder value through strategic transactions.  We believe that in the absence of shareholder approval, poison pills unduly limit the strategic alternatives available to a company by precluding shareholders from receiving or accepting premium price acquisition proposals.

      We believe requiring shareholder approval of poison pills will require the Board to clearly and transparently explain to the shareholders why they believe a poison pill is necessary and will promote or enhance shareholder value.  The shareholders can then make the ultimate decision as to whether the Board's justifications, including any potential tax benefits, and recommendations are reasonable and in the best interests of shareholders.

       For these reasons, we ask shareholders to vote YES on this proposal.

Board of Directors’ Response to Shareholder Proposal

On July 19, 2011, the Board of Directors adopted the 2011 Shareholder Tax Benefits Preservation Plan dated July 21, 2011 between Capitol and Mellon Investor Services LLC, as Rights Agent, (the “Tax Benefits Preservation Plan”), to preserve valuable tax benefits of Capitol that otherwise might become unavailable due to events beyond Capitol’s control.

The purpose of the Tax Benefits Preservation Plan is to protect Capitol’s tax assets. Capitol has experienced and may continue to experience substantial net operating losses for federal and state income tax purposes.

Through September 30, 2011, Capitol and its affiliates have tax attributes, including net operating losses, capital losses and tax credit carryforwards (collectively referred to as “Tax Benefits”) that could offset approximately $519.7 million of future federal taxable income and approximately $432.2 million of future state taxable income.

These tax attributes may be utilized by Capitol in certain circumstances to offset taxable income and reduce related federal income tax liability. Capitol’s ability to use these Tax Benefits in the future may be significantly limited if an “ownership change” is experienced as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). As further described below, the Tax Benefits Preservation Plan is designed to prevent certain acquisitions of Capitol’s common stock which could adversely affect Capitol’s ability to use these Tax Benefits.  There is no guarantee, however, that the Plan will prevent Capitol from experiencing an ownership change.

An ownership change under Section 382 generally occurs when a change in the aggregate percentage ownership of the stock of the corporation held by “five percent shareholders” increases by more than fifty percentage points over a rolling three year period. A corporation experiencing an ownership change generally is subject to an annual limitation on its utilization of pre-change losses and certain post-change recognized built-in losses equal to the value of the common stock of the corporation immediately before the “ownership change,” multiplied by the long-term tax-exempt rate (subject to certain adjustments). Transactions in Capitol’s common stock during 2009, 2010 and 2011 substantially increased the risk that Capitol could experience an ownership change in the future.

In addition, transactions in Capitol’s common stock that may not be within Capitol’s control may cause it to experience an ownership change. If an ownership change under Section 382 were to occur, the value of Capitol’s Tax Benefits could be impaired, and the ability to use these Tax Benefits could be adversely affected and would likely be significantly reduced.

Our Board adopted the Tax Benefits Preservation Plan in order to reduce the likelihood that future transactions in Capitol’s common stock over a rolling three year period will result in an ownership change. In general terms, the Tax Benefits Preservation Plan discourages (1) any person or group from becoming a beneficial owner of 5% or more of Capitol’s then outstanding common stock (a “5% Shareholder”), and (2) any existing 5% or greater shareholder from acquiring additional shares of Capitol’s common stock.

The IRS has not audited or otherwise validated the amount of Tax Benefits. The IRS could challenge the amount of Tax Benefits, which could limit Capitol’s ability to use the Tax Benefits to reduce its future income tax liability. In addition, the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly-traded stock make it difficult to determine whether an ownership change has occurred. Therefore, Capitol cannot provide assurance that the IRS will not claim that Capitol experienced an ownership change and attempt to reduce or eliminate the benefit of the Tax Attributes even if the Tax Benefits Preservation Plan is in place.

The preservation of Capitol’s Tax Benefits will play a significant role in its ability to raise capital from outside investors.  A failure to preserve the Tax Benefits would significantly reduce the value of Capitol in the context of any such capital raising transaction.

       After giving careful consideration to this issue, the Board of Directors has concluded that the Tax Benefits Plan is in the best interests of Capitol and its shareholders.

CAPITOL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
THIS SHAREHOLDER PROPOSAL.

    Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a shareholder indicates otherwise in voting the proxy.

PROPOSAL FIVE: IMPLEMENTATION OF A POLICY TO REQUIRE THAT THE BOARD BE
COMPRISED OF A TWO-THIRDS MAJORITY OF INDEPENDENT DIRECTORS

Shareholder Proposal

   RESOLVED, that the shareholders of Capitol hereby request that the Board of Directors develop and implement a policy requiring that the Board be comprised of a two-thirds majority of independent directors.  For purposes of the policy, the term “independent director” will mean a director who:

•	has not been employed by Capitol in an executive capacity;
•	is not, and is not affiliated with, a company that is an advisor or consultant to Capitol, or a significant customer or supplier of Capitol;
•	has no personal service contract(s) with Capitol or Capitol's senior management;
•	is not affiliated with a not-for-profit entity that receives significant contributions from Capitol;
•	within the last five years, has not had any business relationship with Capitol that Capitol has been required to disclose under the Securities and Exchange Commission disclosure regulations;
•	is not employed by a public company at which an executive officer of Capitol serves as a director;
•	has not had a relationship of the sort described above with any affiliate of Capitol;
•
during the last five years, has not owned a five percent or greater interest in, or was a director, principal, executive officer or employee of a company in which Capitol or any director, officer or employee of Capitol made an investment (except for subsidiaries of Capitol);

•	has not made any joint investments, including purchases of assets, with any officer, employee or director of Capitol; and
•	is not a member of the family of any person described above.

Supporting Statement

This proposal seeks to establish a level of independence that we believe will promote clear and objective decision-making in the best interests of all shareholders.  We believe that a truly independent director should have no relationship with Capitol other than serving as a director or being a banking customer.

In recognition of the fact that Capitol has in the past had less than two-thirds of its Board consist of independent directors, and that Board composition is subject to change, we believe this proposal will enable the Board to more effectively promote the interests of shareholders.  Requiring a substantial majority of independent directors has become increasingly popular in recent years, as investors have demanded better governance from public companies.  This more exacting definition of independence is a step towards putting the best interests of shareholders above all other considerations.

    For these reasons, we ask shareholders to vote YES on this proposal.

Board of Directors’ Response to Shareholder Proposal

    Capitol’s Board of Directors unanimously recommends that you vote AGAINST this proposal.

   After careful consideration, the Board recommends against this proposal, as the NYSE standards and Capitol’s Corporate Governance Guidelines already adequately address any realistic concerns over independence.  The Board has adopted Corporate Governance Guidelines requiring that a majority of the directors be independent.  Moreover, since the delisting of Capitol’s securities from the NYSE in January of 2011, Capitol has made reasonable efforts to continue to satisfy the listing standards of the NYSE, including the independence requirement.  While the Board agrees with the main premise of this proposal, that the Board should consist of a majority of independent directors, it strongly believes that the proponent inaccurately characterizes the Board's independence and proposes a definition of independence that is unduly rigid.

   The NYSE listing standards currently require the Board to make a finding as to each director's independence. Capitol’s Corporate Governance Guidelines specifically incorporate NYSE’s standards for making that determination.  In addition, the NYSE's rules require that non-management directors meet at regularly scheduled executive sessions without management, and that the members of the audit, compensation and governance committees be independent directors.  This further obviates the need for adoption of the independence standards set forth by the proponent.  The Board believes that, given the high standards of independence to which its directors and committees are held, the proposal is unnecessary.

   The Board strongly disagrees with the proponent's characterization of the independence of certain of its members.  The Board has carefully considered the qualifications, affiliations and relationships of each director and, as stated on pages 10 and 11, has determined that a substantial majority of the directors are independent.  The Board is not alone in this determination.  The consistency between the Board’s determination and the NYSE standards indicates that the relationships cited by the proponents do not impair the independence of the individual directors.  Furthermore, given the Board's history of independence, the Board continues to be concerned that the proposed change to the Corporate Governance Guidelines would arbitrarily restrict the composition of the Board and inappropriately restrict its ability to adapt to changing business circumstances.  Accordingly, the Board believes that this proposal is not in the best interests of Capitol and its shareholders.

CAPITOL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
THIS SHAREHOLDER PROPOSAL.

   Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a shareholder indicates otherwise in voting the proxy.

OTHER MATTERS

   Capitol's Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

MISCELLANEOUS

   The cost of solicitation of proxies will be borne by Capitol.  In addition to solicitations by mail, directors, officers and other employees of Capitol may solicit proxies personally or by telephone without additional compensation.

ANNUAL REPORT ON FORM 10-K

   Copies of Capitol's Annual Report on Form 10-K, without exhibits, may be obtained without charge from Capitol's Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  You may also view a copy of the Form 10-K, when available, electronically by accessing Capitol's website www.capitolbancorp.com.  Additionally, in accordance with new rules issued by the SEC, you may access Capitol's 2010 Annual Report at http://www.capitolbancorp.com/AR2010, which does not have “cookies” that identify visitors to the site.

Form 10-K and certain other periodic filings are filed electronically with the SEC.  The SEC's website address is www.sec.gov. Capitol's filings with the SEC can also be accessed through Capitol's website, www.capitolbancorp.com.

NO INCORPORATION BY REFERENCE

   In Capitol's filings with the SEC, information is sometimes "incorporated by reference."  This means that Capitol is referring you to information that has previously been filed with the SEC and the information should be considered as part of this filing.  Based on SEC regulations, the "Audit Committee Report" and the "Compensation Committee Report" specifically are not incorporated by reference into any other filings with the SEC.  In addition, this Proxy Statement includes several website addresses.  Those website addresses are intended to provide inactive, textual references only.  The information on those websites is not part of this Proxy Statement.

"HOUSEHOLDING" OF PROXY MATERIALS

   The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports by delivering a single notice or set of proxy materials to one address shared by two or more of Capitol’s shareholders.  This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies.  Capitol only sends one proxy statement to shareholders who share the same address and name unless Capitol has received instructions to the contrary.  If each shareholder desires to have his/her own copy, the shareholder may notify Capitol of that fact either orally or in writing.  Notifications can be directed to Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933 or by telephone at (517) 487-6555.  Similarly, shareholders may also contact Capitol if they receive multiple copies of the proxy materials and would prefer to receive a single copy in the future.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

   Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail and thus can save Capitol the cost of producing and mailing these documents.  You will be responsible for any costs normally associated with electronic access, such as usage charges.

   Instructions for registered shareholders who have access to the Internet and agree to receive future annual reports and other proxy materials by accessing Capitol's website (www.capitolbancorp.com) can be found at www.proxyvote.com.  If you hold your common stock of Capitol in nominee name (such as through a broker), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.  Shareholders who choose to view future proxy statements and annual reports over the Internet will receive instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.  Additionally, in accordance with new rules issued by the Securities and Exchange Commission, you may access Capitol's 2010 Annual Report and this Proxy Statement at www.capitolbancorp.com/AR2010, which does not have “cookies” that identify visitors to the site.

   If you enroll to view Capitol's future annual report and proxy statement electronically and vote your shares over the Internet, your enrollment will remain in effect for all future shareholders' meetings until you cancel it.  To cancel, registered shareholders should access www.proxyvote.com and follow the instructions to cancel your enrollment.  If you hold your stock in nominee name, check the information provided by your nominee holder for instructions on how to cancel your enrollment.

   If at any time you would like to receive a paper copy of the annual report or this Proxy Statement, please write to Capitol Bancorp Limited, Attn: Corporate Secretary, Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933 or call (517) 487-6555.

FORWARD-LOOKING STATEMENTS

   This Proxy Statement contains statements and estimates relating to future compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein and from time to time in other filings of Capitol with the SEC. These forward-looking statements are made only as of the date hereof, and Capitol undertakes no obligation to update or revise such forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in 2012 Proxy Statement

   In order for a shareholder proposal to be considered for inclusion in Capitol's proxy statement for the 2012 Annual Meeting, the written proposal must be received at Capitol's main office at Capitol Bancorp Center, 200 N. Washington Square, Lansing, MI 48933, Attention: Secretary, on or before July 14, 2012.  The use of certified mail, return receipt requested is advised if submitting such a proposal.  The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Other Shareholder Proposals for Presentation at 2012 Annual Meeting

   Capitol's bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of Capitol at its principal executive offices in Lansing, Michigan, at least 120 days but no more than 180 days in advance of the anniversary of the prior year's annual meeting.  For the 2012 Annual Meeting, director nominations and shareholder proposals must be received no later than August 11, 2012 and no earlier than June 12, 2012.  In the event that the 2012 Annual Meeting is called for a date that is not within 20 days before or after the one year anniversary date of the 2011 Annual Meeting, such notice by the shareholder in order to be timely must be so received by Capitol not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed, transmitted electronically, or public disclosure of the date of the 2012 Annual Meeting is made, whichever first occurs. The nomination or proposal must contain the specific information required by Capitol's bylaws.  You may request a copy of Capitol's bylaws by contacting Capitol's Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933, or by telephone at (517) 487-6555.  Shareholder proposals that are received by Capitol after August 11, 2012, may not be presented in any manner at the 2012 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

JOSEPH D. REID
Chairman and Chief Executive Officer

CAPITOL BANCORP LIMITED

200 WASHINGTON SQUARE NORTH
LANSING, MI 48933

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Capitol Bancorp Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL OR FAX
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Capitol Bancorp Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are concerned that your proxy will not reach New York in time you may fax your vote to: (517) 374-2576.

If you have not voted via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39187-P18074 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CAPITOL BANCORP LIMITED

The Board of Directors recommends you vote FOR Proposals 1 and 2.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Paul R. Ballard
02) Lewis D. Johns
03) Calvin D. Meeusen
04) Lyle W. Miller
05) Cristin K. Reid

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Proxy Statement and Annual Report are available at www.proxyvote.com.

M39188-P18074

CAPITOL BANCORP LIMITED

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MEETING OF SHAREHOLDERS OF CAPITOL BANCORP LIMITED TO BE HELD ON DECEMBER 8, 2011

The undersigned, having received the Notice and Proxy Statement for the Annual Meeting of Shareholders of Capitol Bancorp Limited, revoking any proxy previously given, hereby appoint(s) Joseph D. Reid and David O'Leary, and each of them, with power to appoint his substitute and hereby authorizes them to vote as directed all shares the undersigned is (are) entitled to vote at the Capitol Bancorp Limited 2011 Annual Meeting of Shareholders to be held on December 8, 2011 and authorize(s) each to vote in their discretion upon such other business as may properly come before the meeting or an adjournment or postponement thereof.

Continued and to be signed on reverse side